SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12.

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on May 6, 2021

To the Stockholders of Boyd Gaming Corporation:

You are invited to attend our 2021 Annual Meeting of Stockholders (“Annual Meeting”), which will be held on May 6, 2021 at 1:00 p.m., Pacific Daylight Time. This year’s Annual Meeting will be conducted virtually via a live audio webcast. While our executive corporate offices, 3883 Howard Hughes Parkway, in Las Vegas, Nevada, shall serve as the statutory location from which the Annual Meeting will be hosted, you will only be able to attend the Annual Meeting, submit your questions and vote online during the meeting via electronic communications. To do so please visit http://www.virtualshareholdermeeting.com/BYD2021, and by so participating you will be deemed present at the Annual Meeting. At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached to and made part of this notice.

Our board of directors has fixed the close of business on March 12, 2021 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2020 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2020 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who have previously requested to receive a paper copy of the proxy materials by mail will receive a paper copy of the proxy materials rather than the Internet Availability Notice. We believe that this process will reduce the costs of printing and distributing our proxy materials and also provides other benefits.

All stockholders are cordially invited to attend the virtual Annual Meeting conducted via live audio webcast. However, whether or not you expect to attend the Annual Meeting online, we urge you to vote as promptly as possible by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable, in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By Order of the Board of Directors

William S. Boyd
Co-Executive Chair of the Board of Directors

Las Vegas, Nevada

March 25, 2021

BOYD GAMING CORPORATION

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

PROXY STATEMENT

INTRODUCTION

Our board of directors is soliciting proxies for our 2021 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In this proxy statement:

•	“we,” “us” and the “Company” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and

•

“Annual Meeting” means our 2021 Annual Meeting of Stockholders to be held on May 6, 2021 at 1:00 p.m., Pacific Daylight Time, and any adjournment or postponement thereof. Stockholders may only attend the Annual Meeting virtually. To do so please visit http://www.virtualshareholdermeeting.com/BYD2021.

A copy of our 2020 Annual Report to Stockholders, this proxy statement and accompanying proxy card or voting instruction form are being distributed and made available via the internet to our stockholders beginning on or about March 25, 2021. Our executive offices are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials by providing access to such documents on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to our stockholders. Only stockholders who have requested to receive paper copies of the documents accessible on the Internet will receive paper copies of our proxy materials, including this proxy statement, our 2020 Annual Report to Stockholders and a form of proxy card or voting instruction form, as applicable. Stockholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or to request that a printed set of the proxy materials be sent to them, by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the proxy materials you need in an efficient manner and will save us the cost of printing and mailing documents to you.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 12, 2021 has been fixed as the record date (“record date”) for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 112,080,887 shares of our common stock outstanding. Those shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may attend the virtual meeting via the live webcast and vote during the meeting when the polls are open. Alternatively, prior to the date of the Annual Meeting, you may vote by using any of the following methods:

•

By Internet—You may use the Internet to vote by going to www.proxyvote.com to complete an electronic proxy card. When voting by Internet, please have the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form available, and follow the simple instructions contained on the website to vote. You must submit your vote before 11:59 p.m., Eastern Time, on May 5, 2021, the day before the Annual Meeting, for your vote to count.

•

By Telephone—You may use any touch-tone telephone to vote by calling the phone number on your voter card. When voting by telephone, please have the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form available, and follow the simple voice-guided instructions. You must submit your vote before 11:59 p.m., Eastern Time, on May 5, 2021, the day before the Annual Meeting, for your vote to count.

•

By Mail—If you receive or request a proxy card, you may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive the proxy card no later than 11:59 p.m., Eastern Time, on May 5, 2021, the day before the Annual Meeting, for your vote to count.

To determine how you may revoke or change your vote submitted by the Internet, telephone and mail methods described above, please refer to the section entitled “Can I change my vote after I submit my proxy?”

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions provided by the record holder (i.e., your broker, bank or other holder of record) regarding how to vote your proxy.

How does the board of directors recommend I vote on the proposals?

The board of directors unanimously recommends that you vote:

• Proposal 1—	FOR the election of each of the eleven nominees to our board of directors.

• Proposal 2—	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Who will vote my shares if I specify how my shares are to be voted?

William S. Boyd and William R. Boyd are both directors and officers of the Company and were named by our board of directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy card. For a discussion regarding how the proxy holders will vote proxies if no direction is given, please refer to the section entitled “What if I do not specify how my shares are to be voted?”

What if I do not specify how my shares are to be voted?

If you indicate that you wish to vote as recommended by our Board of Directors or if you execute and return your proxy card but you do not provide instruction with respect to any or all proposals to be acted upon at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors. Your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement; “FOR” Proposal 2; and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting.

If you are a beneficial owner of our common stock and you do not provide instructions to your bank, broker or other holder of record on how to vote your shares, your bank, broker or other holder of record may vote your shares in its discretion only on Proposal 2. Your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without instructions. For a discussion regarding the difference between stockholders of record and beneficial owners, please refer to the section entitled “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

Currently, no matter is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders (“Notice of Annual Meeting”). However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxy holders on the proxy card in accordance with their discretion on such matters.

Why did I receive an Internet Availability Notice instead of a full set of the proxy materials?

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders who have requested the delivery of traditional paper copies of the proxy materials were sent the materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: David Strow, Vice President of Corporate Communications; via toll-free telephone: 800-695-2455, Attn: David Strow, Vice President of Corporate Communications; or via e-mail: davidstrow@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive an Internet Availability Notice?

We are providing stockholders who have previously requested to receive traditional paper copies of our proxy materials with paper copies of the proxy materials instead of, or in addition to, an Internet Availability Notice. A stockholder may request to receive proxy materials electronically by e-mail on an ongoing basis or may change a past election regarding the delivery of paper copies, by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: David Strow, Vice President of Corporate Communications; via toll-free telephone: 800-695-2455, Attn: David Strow, Vice President of Corporate Communications; or via e-mail: davidstrow@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Can I vote my shares by filling out and returning the Internet Availability Notice?

No. The Internet Availability Notice does, however, provide instructions on how to vote your shares.

How do I attend the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided in the proxy materials to log in to http://www.virtualshareholdermeeting.com/BYD2021. You will be asked to provide the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, an Internet Availability Notice or, if you had previously requested the delivery of paper copies, the Notice of Annual Meeting, this proxy statement and our 2020 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, an Internet Availability Notice or paper copies of the Notice of Annual Meeting, this proxy statement and our 2020 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet, by telephone or by mail pursuant to the voting procedures described above under the section entitled “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending and voting at the virtual Annual Meeting.

Your attendance at the virtual Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the procedures referenced above. Any written notice revoking a proxy should be sent to the Company at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attention: Corporate Secretary and must be received before voting is closed at the Annual Meeting.

If you are a beneficial owner of our common stock, please follow the instructions provided by the record holder (e.g., your bank or broker) regarding how to change or revoke your proxy.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (“NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. For those matters which the NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers do not have discretion to vote. Consistent with applicable NYSE rules, with respect to the proposals set forth in this proxy statement, only Proposal 2 is considered a “routine” matter. Proposal 1 is considered a “non-routine” matter, and therefore broker non-votes may exist in connection with Proposal 1. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence at the virtual meeting, whether personally or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the meeting, whether personally or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the eleven director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Withheld votes and broker non-votes are not counted for purposes of the election of directors.

•

Proposal 2—the number of affirmative votes cast in favor of Proposal 2 must exceed the number of votes cast against it for approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions are not counted for purposes of Proposal 2 and no broker non-votes are expected on this proposal.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Broadridge Financial Solutions, Inc. The Inspector of Elections will also determine whether or not a quorum is present.

Where can I find voting results of the meeting?

We will publish final detailed voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Who pays for the cost of this proxy solicitation?

This proxy solicitation by our board of directors will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing the Internet Availability Notice and the proxy solicitation materials referenced therein for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date for our Annual Meeting, March 12, 2021, by:

•	each person who is a director;

•	each of our executive officers named in the “Summary Compensation Table” contained herein;

•	all directors and our current executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 112,080,887 shares of our common stock outstanding on the record date, March 12, 2021. Except as noted below, the mailing address of all persons on the list set forth in the table below is 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

Name	Number of Shares Owned and Nature of Beneficial Ownership (1)	Percent of Class
Director
William S. Boyd	19,633,121(2)	17.49%
Marianne Boyd Johnson	7,223,291(3)	6.44%
William R. Boyd	2,008,079(4)	1.79%
Keith E. Smith	1,578,859(5)	1.40%
Peter M. Thomas	134,829(6)	*
Veronica J. Wilson	130,896(7)	*
Christine J. Spadafor	120,389(8)	*
Robert L. Boughner	114,458(9)	*
John R. Bailey	54,119(10)	*
Paul W. Whetsell	49,619(11)	*
A. Randall Thoman	6,950(12)	*

Other Named Executive Officers
Josh Hirsberg	487,687(13)	*
Stephen S. Thompson	118,910(14)	*
Theodore A. Bogich	66,278(15)	*
All directors and executive officers as a group (16 persons)	31,745,419(16)	27.94%

5% or Greater Stockholders
William S. Boyd	19,633,121(2)	17.49%
Marianne Boyd Johnson	7,223,291(3)	6.44%
FMR, LLC	9,832,346(17)	8.77%
245 Summer Street Boston, Massachusetts 02210
BlackRock, Inc.	9,238,240(18)	8.24%
55 East 52nd Street New York, NY 10055
The Vanguard Group.	7,224,534(19)	6.45%
100 Vanguard Blvd. Malvern, PA 19355
Cohen & Steers, Inc.	6,532,066(20)	5.83%
280 Park Avenue, 10th Floor New York, NY 10017

*	Indicates less than 1% of class.
(1)

Includes shares of common stock underlying certain Career Restricted Stock Units and certain Restricted Stock Units held by our outside directors that were fully vested upon grant, but excludes shares underlying Restricted Stock Units and Performance Shares that do not independently vest or become exercisable within 60 days of

March 12, 2021. These excluded Restricted Stock Units are reported as beneficially owned by certain of our executive officers in their Section 16 reports pursuant to applicable provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and positions taken by the SEC.

(2)

Includes 19,396,370 shares of our common stock held by the William S. Boyd Gaming Properties Trust (“WSBGPT”), of which Mr. Boyd is trustee, settlor and beneficiary; and 153,117 shares owned by Mr. Boyd’s spouse. Includes 177,379 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock. Mr. Boyd disclaims beneficial ownership of the shares owned by his spouse.

(3)

Includes 1,735,778 shares of our common stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 40,461 shares held by the Taylor Joseph Boyd Education Trust, of which Ms. Johnson is a trustee; 39,171 shares held by the William Samuel Boyd Education Trust, of which Ms. Johnson is a trustee; 38,971 shares held by the Josef William Boyd Education Trust, of which Ms. Johnson is a trustee; 25,063 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 90,964 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 4,047,040 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; and 1,100,000 shares held by BG-Sub, LLC, of which Ms. Johnson is the managing member. Includes 893,410 shares of our common stock held by MBGPT that are pledged or held in a margin account. Also includes 43,176 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of common stock. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Education Trusts, the Johnson Children’s Trust and the above referenced Limited Partnership and Limited Liability Company, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.

(4)

Includes 1,916,522 shares of our common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; and 41,060 shares held by the Sean W. Johnson Education Trust, of which Mr. Boyd is trustee. Also includes 7,477 shares of our common stock issuable pursuant to options exercisable within 60 days of March 12, 2021; and 39,050 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of common stock. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean W. Johnson Education Trust.

(5)

Includes 325 shares of our common stock owned by Mr. Smith’s wife. Also includes 366,437 shares issuable pursuant to options exercisable within 60 days of March 12, 2021; and 195,964 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of common stock.

(6)

Includes 13,000 shares of our common stock held by the Peter M. and Nancy Thomas Revocable Trust, of which Mr. Thomas is trustee. Includes 121,829 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(7)

Includes 9,067 shares of our common stock held by the I.R.A. FBO Veronica Wilson, Pershing LLC, as custodian. Also, includes 121,829 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(8)

Includes 8,319 shares of our common stock held by the SpadaforClay Group Inc. Defined Benefit Pension Plan, dated January 1, 2005, of which Ms. Spadafor is trustee; and 1,522 shares of our common stock held by the 2012 Trust UAD 6/1/12, of which Ms. Spadafor is trustee. Also includes 110,548 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(9)

Includes 90,000 shares of our common stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee. Also includes 24,458 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(10)

Includes 12,000 shares of our common stock held by the JRB-TAT Bailey Family Trust, of which Mr. Bailey is co-trustee. Also includes 42,119 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(11)	Includes 42,119 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(12)

Includes 500 shares of our common stock held by the Thoman Trust, of which Mr. Thoman is co-trustee. Also, includes 6,450 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(13)

Includes 20,500 shares of our common stock owned by Mr. Hirsberg’s wife. Also includes 100,904 shares of our common stock issuable pursuant to options exercisable within 60 days of March 12, 2021; and 33,938 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of common stock.

(14)

Includes 47,125 shares of our common stock held by the Stephen S. and Debra L. Thompson Trust. Includes 11,962 shares issuable pursuant to options exercisable within 60 days of March 12, 2021; and 59,323 vested Career Restricted Stock Units granted under our Career Shares Program, each representing a contingent right to receive one share of our common stock.

(15)	Includes 36,317 vested Career Restricted Stock Units granted under our Career Shares Program, each representing a contingent right to receive one share of our common stock.
(16)

Includes 486,780 shares of our common stock issuable pursuant to options exercisable within 60 days of March 12, 2021. Also includes 893,410 shares of our common stock which are pledged or held in a margin account. Also includes 585,146 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock; and 469,352 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of the holder’s service on the board of directors.

(17)

Based solely on information contained in Schedule 13G, filed with the SEC on February 8, 2021 by FMR, LLC (“FMR”). The Schedule 13G provides that (i) FMR is a parent holding company or control person, and (ii) FMR, through its subsidiaries identified therein, has sole voting power with respect to 9,079,638 shares and sole dispositive power over 9,238,240 shares.

(18)

Based solely on information contained in Schedule 13G, Amendment No. 7, filed with the SEC on January 29, 2021 by BlackRock, Inc. (“BlackRock”). The Schedule 13G provides that (i) BlackRock is a parent holding company or control person, and (ii) BlackRock, through its subsidiaries identified therein, has sole voting power with respect to 10,491,400 shares and sole dispositive power over 10,957,207 shares.

(19)

Based solely on information contained in Schedule 13G, Amendment No. 5, filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”). The Schedule 13G provides that Vanguard has shared voting power over 81,197 shares, sole dispositive power over 7,080,450 shares, and shared dispositive power over 144,084 shares.

(20)

Based solely on information contained in Schedule 13G, Amendment No. 1, filed with the SEC on February 16, 2021 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Ltd. (collectively referred to as “Cohen & Steers”). The Schedule 13G provides that Cohen & Steers has sole voting power over 5,478,013 shares and sole dispositive power over 6,532,066 shares.

ENVIRONMENTAL, SOCIAL & GOVERNANCE CONSIDERATIONS

We believe that a focus on Environmental, Social and Corporate Governance (“ESG”) is an integral part of our success as a Company.

Since our Company’s founding more than 45 years ago, we have followed a philosophy built upon sharing our success with others, treating every stakeholder of our Company with respect and honesty, and making sure that our home communities are better places because we are a part of them. Decades ago, we made this commitment a defined part of our Company’s Mission Statement, pledging that it was our mission to “provide opportunities for all while we support and enhance our communities.”

We remain deeply committed to this mission to this day.

Our ESG Pillars

We Care About People. We strive to treat everyone with respect and honesty. We endeavor to be an employer of choice, creating a workplace environment that embraces diversity and inclusion, where team members of every background have the ability to realize their full potential and build a rewarding career with us. We equally value our relationships with our guests, committing ourselves to offering them memorable entertainment experiences at a great value, prioritizing their well-being and their safety, and promoting responsible gaming throughout our operations.

We Care About our Communities. We know that our long-term success is intertwined with healthy and vibrant communities. We invest in our communities accordingly, contributing millions of dollars each year to thousands of non-profit organizations across the United States. And when crises like pandemics or natural disasters strike our communities, we go above and beyond to provide much-needed support to our neighbors and team members in need.

We Care About the Environment. We have committed ourselves to a comprehensive effort to help protect the environment and meaningfully reduce our consumption of natural resources across our nationwide operations. Through these efforts, we strive to find ways to reduce our carbon footprint and lower water stress on our communities, helping ensure the health of our shared environment for future generations.

We Care About Good Governance. We firmly believe that our governance and compliance practices support our long-standing commitment to integrity in everything we do. As a Company, we follow a robust set of corporate governance policies and procedures, and have assembled an experienced and diverse Board of Directors that shares our deep commitment to integrity. For additional details about our corporate governance policies and board composition, please refer to the section later in this document entitled “Corporate Governance.”

Caring About People

Promoting Diversity and Inclusion: Through the Boyd Gaming Diversity Council and property Diversity Committees, we foster diversity and inclusion throughout our Company. We also conduct mandatory diversity awareness training with every team member, emphasizing the value of building an organization with a rich mix of backgrounds, talents and viewpoints. We take pride in our diversity, with a nationwide workforce that identifies as 49% minority and 51% female.

Workplace Culture: We are committed to fostering a workplace built upon mutual respect between the Company and our team members. Our commitment to team member engagement is evidenced by our high average tenure of 10 years and our low overall voluntary turnover rate of less than 20%.

Responsible Gaming: We are committed to fostering an environment of responsible gaming to ensure that our guests play responsibly, and to make sure that those who need help have access to available resources and the support they need. We are a founding member of the International Center on Responsible Gaming, the first international organization exclusively devoted to funding scientific research on problem and youth gambling. We are committed to fostering and promoting responsible gaming practices, including adhering to the American Gaming Association’s Code of Conduct for Responsible Gaming, and requiring team members to participate in annual responsible gaming awareness training.

Human Trafficking Prevention: We are committed to helping prevent human trafficking in our communities. We have built close relationships with the law enforcement and non-profit communities in the fight against human trafficking, and we require team members to participate in annual awareness training.

Caring About our Communities

Corporate Philanthropy: We are committed to sharing our success with our communities. Over the last three years, we have donated more than $40 million to thousands of non-profit organizations across the United States.

Responding to COVID: We provided extensive relief to our communities in the wake of the COVID-19 pandemic. We donated over 100,000 pounds of food to food banks across the country in 2020, and contributed more than $500,000 to non-profit organizations focused on COVID relief efforts in southern Nevada. And to help protect the health and safety of our guests and team members during the pandemic, we implemented “Boyd Clean,” a comprehensive set of protocols that meet or exceed the guidelines set forth by federal, state and local health officials.

Hurricane Laura Recovery: Following the impact of Hurricane Laura in southwest Louisiana in August 2020, we provided more than $1.5 million in assistance to help our team members and the broader community in their recovery efforts.

Deterring Financial Crime: Our commitment to our communities and to sound governance is exemplified by our commitment to regulatory compliance. We are proud of our Companywide integrated and robust regulatory compliance program, which includes financial crime prevention efforts such as anti-money laundering (AML) compliance and procedures. We follow the American Gaming Association’s AML best practices that further promote and foster a companywide culture of AML compliance.

Caring about Our Environment

Conserving Natural Resources: We are committed to doing our part as a Company to preserve the environment and reduce our consumption of natural resources. Thanks to our concerted conservation efforts, from 2017 through 2019, we reduced Companywide electricity consumption by nearly 3% on a weather-normalized basis and water consumption by almost 4%. As a result of these efforts, we have reduced our carbon emissions by more than 2% over this period.

Green Building Initiatives: Since 2017, we have worked with the Green Building Initiative to earn a total of 23 Green Globes certifications at our Nevada properties. This certification recognizes spaces that achieve a variety of accomplishments in green building and sustainability. The Orleans and the California have each earned four Green Globes (equivalent to LEED Platinum certification), while Aliante, Cannery, Gold Coast, Sam’s Town and Suncoast have received three Green Globes, the equivalent of LEED Gold status.

Promoting Sustainability: We are committed to protecting the environment by prioritizing food purchasing from sustainable sources. In 2020, nearly all of the fresh salmon and catfish purchased for our Las Vegas properties was farm-raised, reducing our impact on ocean environments. In addition, more than 70% of our produce purchases nationwide come from farms that are committed to sustainable practices.

CORPORATE GOVERNANCE

Corporate Governance Highlights

Our board of directors continually reviews our practices and ensures that they evolve to appropriately balance the interests of our stockholders. Set forth below are examples of practices that demonstrate this commitment to our stockholders.

Director Independence	We have an independent Presiding Director.
All committee members are independent.
Independent directors regularly meet in executive sessions.

Director and	Our board committees conduct annual self-evaluations.
Committee Practices	All of our Audit Committee members are “audit committee financial experts.”

None of our directors currently sit on more than one additional public company board, and our Corporate Governance Guidelines limit the overall number of public company boards that our director may serve to three, including the Company.

We have director stock ownership guidelines.

Stockholder Rights	Annual, non-staggered director elections.
Our Amended and Restated Bylaws allow stockholders to nominate director candidates pursuant to “proxy access” and “advance notice” provisions. No poison pill provision.

Compensation	Clawback policy on executive compensation. Strong focus on pay-for-performance.

Director Independence

We are committed to having sound corporate governance principles and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.boydgaming.com. We will also provide a paper copy of this information to stockholders upon written request to our Corporate Secretary at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169. Our Code of Business Conduct and Ethics applies to each of our directors, officers and team members.

Our board of directors has determined that each of John R. Bailey, Robert L. Boughner, Christine J. Spadafor, A. Randall Thoman, Peter M. Thomas, Paul W. Whetsell and Veronica J. Wilson is “independent,” as defined in Section 303A of the NYSE Listed Company Manual and within the meaning of our director independence standards (detailed below).

To be considered “independent,” a director must be determined, by resolution of our board of directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our board of directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.

a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.

a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

3.

a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.

a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

5.

a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.

any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the board of directors. We would explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In making its independence determination regarding Mr. Thomas, the board of directors considered, among other things, the transactions between the Company and Switch, Ltd. (“Switch”), a company in which Mr. Thomas has a passive interest. The Switch transactions involve the purchase by the Company of colocation and communications-related products and services from Switch. Based upon Mr. Thomas’ Schedule 13 G, Amendment No. 3, filed with the SEC on February 11, 2021, Mr. Thomas owns, either directly or indirectly, an approximate 7.2% economic equity interest as a passive investor in Switch; and Peter Thomas, together with his immediate family members, own collectively, either directly or indirectly, less than a 25.0% economic equity interest in Switch. We paid Switch, in the aggregate, a total of approximately $2,520,000 in fiscal year 2020, and expect to pay Switch approximately $2,250,000 in fiscal year 2021. Our transactions with Switch represented less than 0.6% of Switch’s consolidated revenue for 2020 and are expected to represent less than 0.6% of Switch’s consolidated revenue in 2021. Mr. Thomas does not actively engage in the management of Switch. Mr. Thomas’ sibling is a member of the board of directors of Switch, Inc., the manager of Switch. Mr. Thomas’ sibling is not and has never been an employee of Switch and none of the employees or contractors of Switch report to him.

In determining that Mr. Thomas is “independent,” our board of directors considered the following facts and circumstances (without giving one factor any more significance than another), among others: (i) the transactions with Switch were negotiated on an arm’s-length basis, and are ordinary course, commercial transactions; (ii) Mr. Thomas’ limited ownership interest in Switch; (iii) the passive nature of Mr. Thomas’ ownership and involvement in Switch, including that he is neither an officer nor an employee of Switch; he is a non-managing member of Switch and he does not have an active role in providing services to Switch; (iv) the immaterial dollar amounts that we, or our subsidiaries paid (or are expected to pay in fiscal year 2021) to Switch and the competitive rates at which such amounts were paid; (v) Mr. Thomas’ personal net worth; and (vi) the nature and scope of the relationship of Mr. Thomas’ sibling with Switch.

Selection of Directors

Stockholder Nominations

Our stockholders may nominate director candidates pursuant to “proxy access” or “advance notice” provisions of our Amended and Restated Bylaws, as discussed below in the section entitled “Stockholder Proposals; Other Matters.” For any director candidates nominated pursuant to the “advance notice” provision in our Amended and Restated Bylaws, following verification of the stockholder status of persons proposing candidates, the policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “—Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “—Director Qualifications.” Any director candidates nominated pursuant to our “proxy access” provision must meet the eligibility, procedural, disclosure and other requirements set forth in the Amended and Restated Bylaws.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our board of directors (with the exception of director candidates nominated pursuant to our “proxy access” provision, who must meet the requirements set forth in the Amended and Restated Bylaws). Under these criteria, members of our board of directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of our board of directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Specifically, in concluding that each of our eleven directors who are standing for election should continue to serve on our board of directors, the Corporate Governance and Nominating Committee also considered the following individual attributes, in addition to the general overall considerations mentioned above:

(i) the significant career-long contributions and leadership of Mr. William S. Boyd, our Co-Executive Chair, with respect to the Company and the gaming industry, which spans more than 45 years, in addition to his background in the legal profession; (ii) the in depth and strategic operations, management and financial knowledge of the gaming industry that Mr. Smith, our President and Chief Executive Officer, possesses from his over 35 years in the gaming industry, including 30 years with the Company, as well as his service as a member of the board of directors of a publicly traded company and his past service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco; (iii) the over 30 years of gaming, operations and complex development related experience that Mr. Boughner had with the Company as well as his service as a member of the board of directors of a publicly traded company; (iv) the significant “ground up” operations and management experience of Ms. Johnson with the Company, including 30 years as a member of our board of directors, serving as our Vice Chair, and recently appointed to serve as our Co-Executive Chair, coupled with her service on other boards and community organizations; (v) the nearly 40 years of experience in the gaming industry with the Company, including various administrative and operational roles, as well as over 25 years of service on our board of directors, that Mr. William R. Boyd provides; (vi) the broad business and management experiences, including a sound foundation for understanding and applying strategic approaches to operational issues, both domestically and internationally, of Ms. Spadafor; (vii) the extensive senior operations management and financial accounting and controllership expertise within the gaming industry of Ms. Wilson; (viii) the extensive experience in the banking and finance industry of Mr. Thomas, including his past service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, and his service on other public company boards; (ix) the professional experiences of Mr. Bailey from his more than 35 years in the practice of law, including his past service on regulatory boards and his prior service within the gaming industry on the board of directors of a publicly traded company; (x) the significant and strategic expertise of Mr. Whetsell from more than 35 years of senior management responsibilities within the hospitality industry, his active involvement in lodging and hospitality associations and his service on other public company boards; and (xi) the extensive experience and expertise of Mr. Thoman in audit and financial accounting, including more than 30 years as a Certified Public Accountant and his 15 years of experience being primarily responsible for SEC reporting and compliance for Nevada-based public companies, as well as his service on other boards of directors of public companies and within the gaming industry.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our board of directors, including size of our board of directors, personal integrity, diversity of background (including gender and ethnicity), age, skills and experience in the context of the needs of our board of directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the board of directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As discussed below in the section entitled “Stockholder Proposals; Other Matters.” our stockholders may nominate director candidates pursuant to “proxy access” or “advance notice” provisions of our Amended and Restated Bylaws. For any director candidates nominated pursuant to the “advance notice” provision in our Amended and Restated Bylaws, following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder nominees that comply with our nomination procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive. Any director candidates nominated pursuant to our “proxy access” provision must meet the eligibility, procedural, disclosure and other requirements set forth in the Amended and Restated Bylaws.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, we may retain a professional search firm to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

The Corporate Governance and Nominating Committee considers diversity as one of many factors in the identification and evaluation of potential director nominees. The overriding principle guiding our director nomination process is a desire to ensure that our board of directors as a whole collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the Company and its stockholders. When the Corporate Governance and Nominating Committee evaluates diversity of director nominees, it may consider the following elements, among others, without assigning specific weights to any particular element:

•	Gender and ethnicity;

•	Financial and accounting acumen;

•	Personal and professional integrity;

•	Business or management experience; and

•	Leadership and strategic planning experience.

The Corporate Governance and Nominating Committee annually performs an assessment of the composition of the board of directors regarding age, skills and experience and the effectiveness of its efforts to consider diversity in its director nomination process. The Corporate Governance and Nominating Committee believes its director nomination process, including its policy of considering diversity in that process, has led to a board of directors with diverse backgrounds and experiences that collectively serves the interests of our stockholders well.

Board Leadership and Presiding Director

We have separated the roles of our Chief Executive Officer and Chairman of the Board of Directors. During 2020, William S. Boyd served as our Executive Chairman of the Board of Directors. In January 2021, consistent with the Company’s on-going succession planning, the Corporate Governance and Nominating Committee recommended, and the independent members of our board of directors approved, a change to our board leadership structure. Pursuant to that change, William S. Boyd and Marianne Boyd Johnson will each serve as Co-Executive Chairs of the Board of Directors. Consistent with its succession planning philosophy, the board of directors believes that this change further aligns the board’s governance structure with the Company’s strategic direction and long-term leadership planning. Prior to serving as a Co-Executive Chair, Ms. Johnson served as our Vice Chair of the Board of Directors. Keith E. Smith serves as our President and Chief Executive Officer. Mr. Smith also serves as a director, a structure that the Company believes is effective to ensure that relevant information is made available directly from management to the board of directors. We believe that this separation of responsibilities provides an appropriate delegation of duties and responsibilities. Our Co-Executive Chairs, Mr. Boyd and Ms. Johnson, concentrate on strategy and direction of the board of directors and the Company, as well as engaging in customer and team member relations. Mr. Boyd’s long history with the Company and the critical role that he has played in the development of the Company’s business make him particularly well suited to act as a link between the board of directors and the rest of management. And, consistent with our long-term strategic succession planning, Ms. Johnson, in her role as a Co-Executive Chair, will continue to support our Company’s strategic focus along with ensuring continuity of our Company’s culture, which has long served as a foundational cornerstone for our success. While in the role of our President and Chief Executive Officer, Mr. Smith focuses on the execution of the Company’s strategic plan and the management and coordination of the operational performance and efforts of the Company in alignment with the strategic guidance and direction provided by the board of directors.

Another important component of the board of directors’ leadership structure is the role of our Presiding Director. The Presiding Director is a non-management director designated by the independent directors to chair the board of directors’ non-management director sessions, which are expected to occur at least three times per year. The Presiding Director’s other responsibilities include advising the Co-Executive Chairs and the chairmen of the committees with respect to agendas and informational needs and to advise with respect to the selection of chairmen of committees. The Presiding Director serves for a one-year term. Our independent directors have designated Peter Thomas as our current Presiding Director.

Stockholder Communication with Directors

Our stockholders and other interested parties may communicate with our board of directors and the Presiding Director by writing to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Corporate Secretary

Communications will be reviewed by our General Counsel and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to our board of directors or the Presiding Director, as applicable.

Board Committees

Our board of directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our board of directors has adopted a written charter for each of these committees, which are available on our website at www.boydgaming.com.

Audit Committee.    The functions of the Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our financial statements and related disclosures, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of the Audit Committee, Mr. Thoman, Ms. Spadafor, Mr. Thomas and Ms. Wilson, is considered “independent,” as defined in Section 303A of the NYSE Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act, and the board of directors has determined that all of the members of the Audit Committee are considered “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Compensation Committee.    The functions of the Compensation Committee include reviewing with management cash and other compensation policies for employees, making recommendations to the board of directors regarding compensation matters, determining compensation for the Chief Executive Officer and providing oversight of our compensation philosophy as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” In addition, the Compensation Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. Each of the members of the Compensation Committee, Mr. Thomas, Mr. Whetsell and Ms. Wilson, is considered “independent” as defined in Section 303A of the NYSE Listed Company Manual and Rule 10C-1(b)(1) of the Exchange Act.

Our Compensation Committee, independent of management, determines the compensation of Keith E. Smith, our Chief Executive Officer. Mr. Smith is a Named Executive Officer and a member of our seven (7) member management committee (“Management Committee”), which plays an active and critical role in the leadership and strategy for the development, operations and growth of our Company. For the other Named Executive Officers and members of our Management Committee, the Chief Executive Officer makes compensation recommendations to our Compensation Committee for its consideration and approval as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” The Compensation Committee believes that input from both our Chief Executive Officer and from independent compensation consultants retained from time to time provides useful information and points of view to assist it in making decisions on compensation. Additionally, pursuant to its charter, the Compensation Committee may, from time to time, form and delegate authority to subcommittees when appropriate, although no such subcommittees were formed or utilized during 2020.

The Compensation Committee has the sole authority, in its discretion, to retain and terminate any consultant that it uses to assist it in evaluating various elements of our compensation programs and making compensation determinations, including for our Chief Executive Officer, Named Executive Officers or any other compensation matters. The Compensation Committee has the sole authority to approve that consultant’s fees and other retention terms, but only after taking into consideration all factors relevant to the consultant’s independence from management, including those specified in Section 303A of the NYSE Listed Company Manual. The Compensation Committee also has the authority to obtain advice and assistance from such other advisors that it deems necessary or appropriate. The Compensation Committee continued its engagement of Exequity, LLP (“Exequity”) in 2020 to provide compensation related analysis and consulting services. Pursuant to our request, Exequity provided analysis in 2020 regarding the Company’s executive compensation awards and its related programs and policies in light of the unforeseen and significant operational and financial performance challenges resulting from the effects of the COVID-19 pandemic, all as further discussed below in our Compensation Discussion and Analysis. A representative of Exequity has participated in past meetings of the Compensation Committee, including meetings held during 2020 and 2021, and may do so again in the future, as requested by the Compensation Committee. Additionally, for 2020, the Compensation Committee reviewed whether the work of Exequity as a compensation consultant raised any conflict of interest or independence issues, taking into consideration all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Compensation Committee ultimately determined, based on its review of such factors, that the work of Exequity has not created any conflict of interest.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee’s functions include assisting the board of directors in identifying qualified individuals to become members of the board of directors, determining the composition and compensation of the board of directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the board of directors based on its findings, recommending to the board of directors the director nominees for election at the annual meeting of stockholders, establishing and monitoring a process of assessing the board of directors’ effectiveness, and developing and recommending to the board of directors and implementing a set of corporate governance principals and procedures applicable to the Company. The Nominating and Governance Committee also recommends to the Board the form and amount of director compensation, and conducts an annual review of director compensation. In discharging this duty, the Committee will be guided by three goals: compensation should fairly pay directors for work required in a company of the Company’s size and industry; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Each of the members of the Corporate Governance and Nominating Committee, Ms. Spadafor, Mr. Bailey, and Mr. Thomas, is considered “independent” as defined in Section 303A of the NYSE Listed Company Manual.

Risk Management

The board of directors is actively involved in the ongoing oversight and review of material risks and resultant considerations and potential impacts that exist within our Company. These risks may include, among others, risks associated with the Company’s financial condition, liquidity, operating performance and various regulatory impacts and compliance. The board of directors’ oversight is primarily managed and coordinated through the board committees, such as the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Senior management of the Company is responsible for advising and responding to the board of directors and its committees on management’s assessment of potential material risks facing the Company. For example, the board of directors receives regularly quarterly updates on cybersecurity and data protection matters and on our information and data security initiatives and practices, as well as developments in the threat environments that we face. The entire board of directors is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk awareness and risk-adjusted decision making throughout the Company.

As it relates to risk oversight, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee each play an important role. As provided in the charter for the Audit Committee, the Audit Committee is required to review with management the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for, among other things, assisting the board of directors in fulfilling their oversight responsibility of the integrity of the Company’s financial statements and accounting and financial reporting processes by reviewing the financial information provided to stockholders and others, reviewing the system of internal controls which management and the board of directors have established and ensuring that the internal audit activity has an external quality assurance review every five years. As further discussed below, the Compensation Committee, among other things, periodically reviews with management the Company’s compensation policies and attempts to ensure that the Company’s compensation policies reinforce business strategies and objectives for enhanced stockholder value without creating risks that may have a material adverse effect on the Company. The Corporate Governance and Nominating Committee, among other things, is responsible for developing and recommending to the board of directors, as well as implementing and monitoring compliance with, a code of business conduct for directors, officers and employees and a set of corporate governance principals.

Various management-led committees, such as the Management Committee, are responsible for coordinating with the committees of the board of directors with respect to oversight and management of specific risks. For example, our Corporate Compliance Committee, which is responsible for overseeing risk associated with the Company’s gaming and regulatory requirements, updates and reports on its significant deliberations and findings to the Corporate Governance and Nominating Committee. In turn, each board committee is responsible for providing reports and updates to the entire board of directors on any significant risks reviewed within the scope of its responsibility.

Risk Considerations in Our Compensation Programs

Our Compensation Committee, together with management, periodically reviews the compensation policies and practices for employees across the Company, including our Named Executive Officers and members of our Management Committee, and considers how they relate to material risks facing the Company. In this review, the Compensation Committee and our management, together with input and recommendations from independent compensation consultants, consider the different types of incentive compensation arrangements used across the Company in light of such risks. We also consider whether the design of these arrangements, together with other policies and practices of the Company, operate to mitigate the potential for excessive risk-taking.

Based upon this review, our management concluded, and the Compensation Committee concurred, that based on a combination of factors, our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on the Company. The following are among the factors considered in reaching this conclusion:

•

our compensation plans and programs generally provide potential rewards based on a balanced combination of both the short-term and long-term goals of the Company, thereby mitigating the potential for rewarding short-term results that appear in isolation to be favorable;

•	none of our business units carry a disproportionate portion of our risk profile or vary significantly from the Company’s overall risk and reward structure;

•

the manner in which we structure our compensation, including our belief that the mix of compensation that we provide helps us to mitigate risk by providing compensation that depends in part on the long-term success of the Company;

•

we have stock ownership guidelines for our directors and senior officers, including the Named Executive Officers and other members of our Management Committee, which we believe focuses our leadership on long-term stock price appreciation and sustainability; and

•

all of the equity awards granted to employees under the Company’s equity-based plans are subject to multi-year time vesting, which requires an employee to commit to a longer period of employment for such awards to be valuable, and certain of our equity awards are contingent upon the Company’s performance measured over multiple years.

Compensation Recoupment Policy

We have adopted a Compensation Recoupment Policy pursuant to which we may, under certain circumstances, “clawback” the value of cash, equity or equity-linked incentive compensation tied to performance metrics and paid to our Named Executive Officers and other key executives of the Company. If it is determined that a covered executive officer’s misconduct led to or contributed to financial reporting that requires restatement, we may require such executive officer to reimburse us for incentive compensation received by the executive officer to the extent such compensation is in excess of that which would have been paid to the executive officer had it been based upon the financial statements as restated. Recoupment applies to payments made within three years of the date when the applicable restatement is disclosed.

The Compensation Recoupment Policy permits the Compensation Committee to determine, in its discretion, if it will seek to recover applicable compensation. We believe that our Compensation Recoupment Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive officer took actions that, in hindsight, should not have been rewarded.

Additionally, the forms of equity award agreements granted under our Stock Incentive Plans (as defined below) contain enhanced recoupment rights. Our equity award agreements provide that, in addition to being subject to the Company’s recoupment policy, the awards may be subject to forfeiture or recoupment if the award recipient violates restrictive covenants or company policies, or otherwise engages in activity that has caused, or could reasonably be expected to cause, significant economic or reputational harm to the Company.

Compensation Committee Interlocks and Insider Participation

During 2020, the members of our Compensation Committee included Mr. Thomas, Mr. Whetsell and Ms. Wilson. None of the Company’s executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We compensate our Named Executive Officers primarily through base salary and short and long-term incentive compensation. Our executive compensation practices are designed generally to (i) be competitive with comparable employers in our industry, (ii) closely align compensation with stockholder interests and our achievement of clear corporate performance expectations, including annual objectives and long-term goals, (iii) recognize individual initiative and achievements, and (iv) assist us in attracting and retaining qualified executives.

Our Named Executive Officers for fiscal year 2020 are as follows:

•	William S. Boyd, our Executive Chairman of the Board of Directors[1];

•	Keith E. Smith, our President and Chief Executive Officer;

•	Josh Hirsberg, our Executive Vice President, Treasurer and Chief Financial Officer;

•	Stephen S. Thompson, our Executive Vice President, Operations; and

•	Theodore A. Bogich, our Executive Vice President, Operations.

Executive Summary

Our business and operations were substantially and adversely impacted by the unprecedented circumstances of the COVID-19 global pandemic. Our gaming facilities were all ordered closed beginning in mid-March 2020 with closures continuing through the second quarter in compliance with orders issued by state officials as precautionary measures intended to slow the spread of the COVID-19 virus. Our executive and property leadership teams successfully orchestrated and executed on these mandated closure directives over a span of six days, achieving an orderly shutdown of all of our 29 gaming facilities. While our Company began the first quarter of 2020 with a strong performance, posting two consecutive months of solid year-over-year growth across our nationwide operations, our full year results were significantly negatively impacted by the property closures. Starting in mid-May 2020, we began the process of reopening our properties, with 26 of our gaming facilities having reopened by July 1, 2020. Each of the jurisdictions we operate in required stringent COVID-19 precautions and protocols for reopening, and our re-opened properties have remained subject to various health and safety measures, including substantial occupancy limitations and other restrictions, which have impacted our operations and amenities at our gaming facilities. As a result of the severe impacts of the COVID-19 pandemic on our business, our fiscal year 2020 results reflected a significant decrease in our year-over-year results of operations, with the Company’s revenues decreasing by 34.5% and total Adjusted EBITDAR2 decreasing by 32.0% from 2019 to 2020.

During these unprecedented times, the safety and well-being of our team members and customers remained our utmost priority. We have developed and implemented a broad range of safety protocols at our properties to ensure the health and safety of our team members and our customers, including Boyd Clean, a set of comprehensive health and safety protocols that meet or exceed the guidelines set forth by federal, state and local health officials. In addition, while overall visitation and revenues are down at our re-opened properties, spend per visit is robust, and we have successfully adapted and executed on a new more efficient operating model, with streamlined operating and marketing expenses to drive margin gains. On a comparable basis at our reopened properties, we achieved significant margin improvement while complying with state-regulated operating restrictions, including reductions in gaming capacity. Further, our operations are required to remain agile, as mandated pandemic precautionary restrictions have fluctuated in response to changes in health and safety data in our communities, as evidenced by the tightening of operating restrictions and additional temporary property closures during the fourth quarter 2020.

[1]

As discussed further above under the Section “Board Leadership and Presiding Director”, on January 27, 2021, as a part of the Company’s succession planning strategy, Mr. Boyd assumed the position of Co-Executive Chair of the board of directors.

[2]

Note: Adjusted EBITDAR is a non-GAAP financial measure. For supplemental financial data and corresponding reconciliation of EBITDAR to the most comparable GAAP measure, please see Note 14 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

We are also making great progress positioning our Company for the digital future of our industry through interactive gaming and mobile sports betting. With the launch of our Stardust Social Casino mobile app in 2020, we established our first interactive gaming presence under the Stardust brand. At the same time, we continued to build on the foundation for future growth through successfully launching mobile sports betting platforms in six states, including through the expansion of our partnership with FanDuel Group, and expanding our digital reach to more than 30 million adults nationwide.

We believe that our management team’s tremendous effort and focus on transforming and executing our strategy and commitment to sustaining a more efficient and profitable operating model into the future has allowed our Company to successfully navigate the challenges presented by the COVID-19 pandemic.

With respect to the design and operation of our compensation programs, including in response to these challenging circumstances, the Compensation Committee continued its philosophy of taking a measured, conservative approach to our compensation programs in fiscal year 2020. During 2020, our Compensation Committee focused on the pandemic’s impact on our business and our management team’s response and considered compensation strategies in response to the pandemic following input, analyses and recommendations from management and our independent compensation consultant, Exequity.

Our key operational initiatives and responses to COVID-19, and compensation actions in 2020 are highlighted below.

Responses to COVID-19 and Operational Initiatives

We have taken significant measures in response to the impact of the COVID-19 pandemic on our business, including:

•  Orchestrating the safe and orderly shutdown of all 29 of our gaming facilities over a six-day period in March 2020;

•  Adjusting our operations to maintain social distancing and implement safety protocols, including substantial occupancy limitations;

•  Adjusting property and corporate staffing levels in response to operational refinements and business volumes present as we re-opened our properties;

•  Suspending our quarterly cash dividend and share repurchase programs; and

•  Suspending all non-essential spending, including non-essential capital investment.

By July 1, 2020, we successfully re-opened 26 of our properties quickly and safely, including the roll-out of Boyd Clean, our set of comprehensive health and safety protocols that meet or exceed the guidelines set forth by federal, state and local health officials.

We have successfully adapted and executed on a new more efficient operating model, with significantly lower operating costs and streamlined operating and marketing expenses, achieving significant margin improvement while complying with state-regulated operating restrictions, including reductions in gaming capacity.

In addition to responding to pandemic-related operating challenges, we undertook actions to continue to position our Company for the digital future of our industry through interactive gaming and mobile sports betting, including launch of our Stardust Social Casino mobile app and expansion of our partnership with FanDuel Group.

Compensation Actions by the Company	The Company took the following actions with respect to the 2020 compensation of our Named Executive Officers and non-employee directors:

Director Compensation

We suspended the monthly cash retainer component of our non-employee director compensation from April through August. Further, we delayed the annual grant of the equity component of non-employee director compensation from the customary date of our 2020 Annual Stockholders Meeting, April 9, 2020, to September 15, 2020, given the uncertainty of our business operations and then-existing closure status of all of our gaming facilities.

No equity awards or other alternative compensation were granted to our independent directors to replace or compensate for such suspended cash retainer.

Significant Salary Reductions	We enacted significant salary reductions among our executive leadership team, and in particular for our Named Executive Officers:

• William S. Boyd, our Executive Chairman, and Keith E. Smith, our President and Chief Executive Officer, had their salaries reduced by 50% from April 16, 2020 through September 1, 2020, and

• Our other Named Executive Officers had their salaries reduced by 25% from April 16, 2020 through September 1, 2020.

No equity awards or other alternative compensation were granted to replace or compensate our Named Executive Officers for such forfeited base salary.

Short-term Bonus Payout

Actual 2020 performance for the year was 65.1% of our approved pre-pandemic operating budget, reflecting the significant negative effects of the pandemic on our results of operations and business, including due to the forced closure of all of our gaming facilities for a portion of the year. Our 2020 performance was less than the 85% minimum funding threshold under the approved 2020 short-term bonus program. As a result, no short-term bonus awards were earned by our Named Executive Officers.

In February 2021, the Compensation Committee elected to use its discretion and determined to analyze the Company’s performance versus the approved operating budget for 2020 in two discreet time frames, based on the eight months when the Company was able to operate its gaming facilities and the four months when our operations were impacted by closures. For the eight-month period of operations, the Committee compared actual 2020 performance to the existing, pre-pandemic approved operating budget. The Compensation Committee determined that our actual 2020 performance resulted in the achievement of approximately 99% of the approved operating budget for the eight months where the Company’s gaming facilities were open and operating, notwithstanding that, as described above, the Company faced significant operational constraints and challenges in re-opening its facilities safely and operating its re-opened facilities in compliance with state and local protocols. The Compensation Committee followed a similar analysis with the four-month period where some or all of our operations were closed, and determined that our actual 2020 performance for such four-month period resulted in the achievement of approximately 5% of the approved operating budget for such months, far less than the 85% minimum funding threshold of the corresponding approved operating budget. Through this analysis of our actual performance during fiscal year 2020 in each discrete time frame, the Compensation Committee concluded that actual results for the full fiscal year fell below the 85% minimum threshold solely as a result of the pandemic and the property closures. Accordingly, the Compensation Committee found it appropriate and approved a discretionary short-term bonus award for our Named Executive Officers reflecting 66% of their respective target bonus award amounts, representing the blended overall performance level for the combined 12-month period against our pre-COVID budget, based on a 99% performance level for eight out of twelve months and a zero performance level for four out of twelve months.

Existing Grants of Performance Share Awards	Despite the significant negative effects of the pandemic on our results of operations and business, no adjustments were made to the existing performance metrics for Performance Shares vesting in 2020, 2021 or 2022. For Performance Shares vesting in 2020, actual achievement approximated 33% of the target award level, in the aggregate. For comparative purposes, the Compensation Committee reviewed December 2019 estimates of the anticipated achievement level for Performance Shares vesting in 2020, which pre-COVID-19 estimates anticipated performance at approximately 160% of target performance.

Long-term Equity Compensation for 2020	In light of the ongoing uncertainty with respect to the effect of the pandemic on our business, operations and results, as further discussed below, the Compensation Committee determined to delay the grant of long-term incentive equity compensation for our Named Executive Officers. The Compensation Committee approved a delay in the grant of the long-term incentive equity awards from December 2020 to February 2021 in order to have more visibility with respect to the Company’s performance over the COVID resurgent holiday period and to determine the appropriate mix of equity awards. In February 2021, the Compensation Committee approved the grant awards of RSUs to our Named Executive Officers representing approximately 50% of each of their long-term incentive target award value. However, given the ongoing challenges in creating meaningful multi-year performance forecasts due to the high level of uncertainty and volatility regarding pandemic’s effect on our business, the Compensation Committee also determined to further delay and revisit a grant of the Performance Shares component of our Named Executive Officers 2020 long-term incentive equity award, and currently anticipates revisiting the making of such Performance Shares grant in July 2021.

Special Equity Award	The Compensation Committee, in February 2021, approved a special equity award grant of RSU to our senior management team, including our Named Executive Officers, in recognition of the extraordinary efforts, leadership and accomplishment demonstrated during the pandemic-impacted months of 2020, and which continue into fiscal year 2021. The special equity awards are also intended to serve as a retention tool. Our senior management team not only orchestrated the shutdown of our entire business over a six-day period in March 2020, but successfully and safely reopened our properties, under fluctuating mandated health and safety measures, including substantial occupancy limitations. Further, our successful reopenings were under a completely revised, and more efficient, operating model that is producing results that exceeded the prior year results during our reopening period of July through December, while maintaining team member engagement and our unique Boyd culture.

General Objectives of Our Compensation Program

Our compensation program is designed to reward an executive officer’s current contribution to the Company, the executive officer’s impact and involvement in our future performance, as well as align the interests of our executive officers with those of our stockholders by offering equity incentive awards that reflect our future performance and the achievement of strategic objectives.

The Compensation Committee has sought to ensure that each of our Named Executive Officer’s compensation is generally competitive with similarly situated executives at other companies within an applicable comparative group (other than for our Executive Chairman and founder, Mr. Boyd, whose unique position with our Company we do not believe is readily comparable within a peer group context). From time to time, as appropriate the Compensation Committee also considers market surveys and trends, internal pay equity considerations, other external market data and specific company and individual accomplishments during the year as part of the various factors it reviews in setting executive compensation. This practice allows for comparison both to direct gaming companies as well as to the broader leisure and hospitality sectors, and offers the Compensation Committee multiple vantage points from which to evaluate compensation. The Compensation Committee reviews the compensation levels of executives at comparable companies and its compensation philosophy has historically been, and continues to be, to generally target our executive management’s total compensation toward the 50th percentile of the Company’s peer group.

The compensation of our Named Executive Officers is set at levels that are intended to be competitive with other leading companies in the gaming and hospitality industries, which generally fall into three categories: (i) core gaming companies; (ii) gaming technology/equipment companies; and (iii) resort/hotel operators. In 2019, Exequity was engaged to perform a comprehensive compensation study to assist the Committee in its evaluation of our executive compensation program and relative competitive pay practice profile (the “2019 Executive Compensation Review”). In connection with the 2019 Executive Compensation Review, the Compensation Committee generally compared the compensation levels of our Named Executive Officers with the compensation levels of executives at the following entities in these industries, among which our revenue and market capitalization roughly approximated the median: Caesars Entertainment Corp.; Churchill Downs, Inc.; Eldorado Resorts, Inc.; Las Vegas Sands Corp.; MGM Resorts International; Penn National Gaming, Inc.; Red Rock Resorts, Inc., Wynn Resorts, Ltd.; Extended Stay America, Inc.; Hilton Grand Vacations, Inc.; Hyatt Hotels Corp.; Marriott Vacations Worldwide Corporation; Scientific Games Corporation; Six Flags Entertainment Corp.; Vail Resorts, Inc.; and Wyndham Worldwide Corp. In an effort to remain competitive in our executive compensation program, and to recognize the achievements and leadership by our executive team during recent years (including the ongoing integration of five resort casino properties and the significant progress and continued execution on our strategic plan and key initiatives), for 2020 the Compensation Committee updated portions of our executive compensation program, including: increases in base salary and updated target award valuations for our long-term equity incentive award opportunities for Messrs. Smith, Hirsberg, Thompson, and Bogich; and an updated short-term target bonus award opportunity for Mr. Boyd. The Compensation Committee believes these target award values are consistent with its ongoing philosophical goal of having our Named Executive Officers’ total compensation approach the 50th percentile of our selected peer group of companies, as assessed in the 2019 Executive Compensation Review.

Process

Our compensation process generally consists of establishing a total compensation target for each Named Executive Officer and then allocating that compensation among base salary and short-term cash and long-term equity incentive compensation. For our Named Executive Officers, we designed incentive compensation to primarily reward enterprise-wide performance. In establishing compensation, our Compensation Committee, among other things:

•	reviews with management our cash and other compensation policies for all of our employees;

•	reviews the performance of our Named Executive Officers and all components of their compensation;

•	evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

•	administers our stock incentive and bonus plans and, within the terms of the respective plan, determines the terms and conditions of the award grants made thereunder.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, and has the sole authority to set the Chief Executive Officer’s compensation based on this evaluation. For 2020, the Compensation Committee, independent of management, determined the compensation arrangements for our Chief Executive Officer, Keith E. Smith. The Compensation Committee also approved the compensation arrangements of the other Named Executive Officers after reviewing the recommendations of our Chief Executive Officer. In addition to its annual review of our compensation levels, our Compensation Committee may, from time to time, review our compensation practices and programs, and generally has the authority, subject to any existing contractual or other rights of participants, to modify or terminate those practices and programs.

We have historically engaged independent compensation consultants to assist the Compensation Committee in its review and evaluation of our executive compensation programs, including by providing analysis on competitive compensation practices for each component of our executive compensation program. In 2020, Exequity was engaged to assist the Compensation Committee in its review and evaluation of our executive compensation programs, and in particular, has focused on the unanticipated impacts and potential compensation practice considerations in light of the significant challenges to our business resulting from the COVID-19 pandemic. Beginning in July 2020, Exequity furnished updated analyses and trends for the consideration of the Compensation Committee. Exequity also participated in committee meetings during 2020 and in early 2021, offering guidance and observations on compensation trends and practices in response to the pandemic’s impacts, including potential considerations for our existing executive compensation program components. Our Compensation Committee considered the input and analyses from Exequity, including analysis of pandemic-related compensation considerations, and during the fourth quarter of 2020 and the first quarter of 2021, the Compensation Committee evaluated each of the elements of our executive compensation program in further consultation with Exequity.

Consideration of Say-on-Pay

The Company’s most recent advisory vote on executive compensation was held at our 2020 Annual Meeting. Approximately 95.5% of the votes cast on the advisory vote on executive compensation proposal were in favor of our Named Executive Officer compensation as disclosed in the proxy statement for our 2020 Annual Meeting. As a result, our Named Executive Officer compensation was approved by our stockholders on an advisory basis. The board of directors and the Compensation Committee reviewed these final vote results and determined that, given the level of support, no changes to our executive compensation philosophy, policies and decisions were necessary based solely on the vote results. Nevertheless, as discussed in this Compensation Discussion and Analysis, the Compensation Committee has continued to evaluate and change various components of our executive compensation, demonstrating our ongoing commitment to ensure our executive compensation remains aligned with the interests of our stockholders and generally competitive with current market practices. The Company’s next advisory vote on executive compensation will be held at our 2023 Annual Meeting of Stockholders.

Primary Components of Our Executive Compensation Program

There are three primary components of our executive compensation program:

•	base salary;

•	short-term (annual) cash bonus; and

•	long-term equity incentive compensation.

Base Salary.    We provide our Named Executive Officers with a base salary that we believe is competitive and that corresponds to their status and accomplishments. Salaries are reviewed annually and are adjusted when appropriate to recognize individual performance, promotions, scope of responsibilities, competitive compensation levels and other subjective factors.

Our Compensation Committee, independent of management, determines the compensation of our Chief Executive Officer, including his base salary. Our Chief Executive Officer customarily makes recommendations regarding compensation for the other Named Executive Officers to our Compensation Committee for their consideration and approval. Where appropriate, the Compensation Committee and our Chief Executive Officer have historically considered the following factors in establishing or recommending, as applicable, the compensation for our Named Executive Officers:

•	the Named Executive Officer’s qualifications, experience, scope of responsibilities, tenure and anticipated future performance;

•

the Named Executive Officer’s role within the Company, including, where applicable, the role on various corporate committees, such as the Management Committee, the Corporate Compliance Committee and the Diversity Committee;

•	the overall performance of the Named Executive Officer;

•	the overall performance of the Company;

•	competitive pay practices at other select companies within the gaming and hospitality industries, as identified by our peer group discussed above; and

•	compensation analyses performed for us by our independent compensation consultant.

Following its consideration of the 2019 Executive Compensation Review by Exequity, the Compensation Committee determined that increases in base salaries for 2020 were appropriate for Messrs. Smith, Hirsberg, Thompson and Bogich. As such, in December 2019, the Compensation Committee approved the following salary increases: for Mr. Smith, in the amount of $25,000, bringing his 2020 base salary to $1,450,000; for Mr. Hirsberg, in the amount of $30,000, bringing his 2020 base salary to $700,000; and for each Mr. Thompson and Mr. Bogich, in the amount of $25,000, bringing their 2020 base salaries to $625,000. The 2020 base salary of Mr. Boyd continued unchanged for a fifth consecutive year at $1,065,000. The 2020 base salary adjustments reflect the Compensation Committee’s recognition of the achievements and leadership of our Named Executive Officers and the accomplishments of the Company during recent years, and illustrate our ongoing efforts to remain competitive in our compensation packages.

During 2020 and in response to the impact of the COVID-19 pandemic on our business, we implemented significant salary reductions among our executive leadership team. With respect to our Named Executive Officers: (i) Messrs. Boyd and Smith had their base salaries reduced by 50% from April 16, 2020 through September 1, 2020, and (ii) Messrs. Hirsberg, Thompson and Bogich had their base salaries reduced by 25% from April 16, 2020 through September 1, 2020. No equity awards or other alternative compensation were granted to replace or compensate for such forfeited base salary.

Short-Term Bonus.    Our Named Executive Officers are eligible to receive annual bonuses under our 2000 Executive Management Incentive Plan (“2000 MIP”). Bonus awards under the 2000 MIP are set as a percentage of base salary, with the specific target percentage determined by the participant’s position, level and scope of responsibility within the Company so that highly compensated executives receive a relatively larger percentage of their total compensation in the form of bonuses and other incentive based vehicles. Bonus awards under our 2000 MIP are generally paid in cash; however, consistent with the provisions of the 2000 MIP, the Compensation Committee retains the discretion to declare an actual award payout, in whole or in part, payable in the form of an RSU equity bonus.

For 2020, the Compensation Committee continued the practice of awarding annual bonuses based upon the achievement of a specific, predetermined objective performance target. Consistent with its past practice, the performance target was our operating budget, measured based on adjusted consolidated EBITDAR, as approved by the board of directors. The approved operating budget for 2020 was established by the board of directors in December 2019 and represented an adjusted consolidated company EBITDAR (after corporate expense) of $936.8 million. Additionally, the Compensation Committee retained for 2020 the same short-term bonus plan award payout ranges used with the prior fiscal year for each of our Named Executive Officers, with the exception of Mr. Boyd. For Mr. Boyd, the Compensation Committee approved a 5% increase in his 2020 target bonus award opportunity, bringing his 2020 short-term bonus target award opportunity to 100%, stated as a percentage of base salary. Accordingly, the approved short-term bonus payout parameters for our Named Executive Officers for 2020, as a percentage of their base salaries, were as follows:

Executive	2020 Threshold Bonus	2020 Target Bonus	2020 Maximum Bonus
William S. Boyd	50.00%	100%	200%
Keith E. Smith	80.00%	160%	320%
Josh Hirsberg	50.00%	100%	200%
Stephen S. Thompson	45.00%	90%	180%
Theodore A. Bogich	45.00%	90%	180%

The actual award payout levels are determined based on the actual achievement relative to our full fiscal year 2020 approved operating budget. No short-term bonus awards are earned for a performance level of less than 85% of the approved operating budget. Minimum (or threshold) award payouts are earned at a performance level of 85% of the approved budget, resulting in a payout award potential of 50% of the Named Executive Officer’s target bonus amount. Target award payouts are earned at a performance level equal to 100% of our approved 2020 operating budget. Maximum payouts are earned at a performance level of at least 115% of budget, resulting in a payout award potential of 200% of the Named Executive Officer’s target bonus amount.

Actual 2020 performance for the year was 65.1% of our approved pre-pandemic operating budget as a result of the significant negative effects of the pandemic on our results of operations and business, including due to the forced closure of all of our gaming facilities for a portion of the year. Our 2020 performance was less than the 85% minimum funding threshold under the approved 2020 short-term bonus program. As a result, no short-term bonus awards were earned by our Named Executive Officers.

In February 2021, the Compensation Committee considered how the financial and operational effects of the pandemic had affected the performance outcome under our short-term bonus award program. Following input and consultation with Exequity, the Compensation Committee elected to use its discretion and determined to analyze actual performance versus the approved operating budget for 2020 in two discreet time frames based on the months when the Company was or was not generally able to operate its gaming facilities. The Compensation Committee believes this bifurcated time frame analysis offered an objective approach that allows a reasonable measurement of our actual performance during the time that the Company was able to operate its facilities, despite the unanticipated circumstances surrounding the pandemic. The first time frame was an eight-month period, comprising of the months of January, February, and July through December, when the Company was able to operate its gaming facilities, either prior to the start of the pandemic or upon the re-opening of such gaming facilities, while still subject to compliance with various health and safety measures, including substantial occupancy limitations. The second time frame was the four-month period, comprising of the months of March through June, when some or all of the Company’s gaming facilities were impacted by closures, either substantially or completely closed in compliance with orders issued by state officials.

The Compensation Committee compared actual 2020 performance to the approved pre-pandemic 2020 operating budget, as approved by the board of directors in December 2019. For the eight-month period of operations, our actual 2020 performance level was approximately 99% of the approved operating budget for such months. This operating performance level is a remarkable achievement for our leadership teams. It reflects a successful and safe reopening of our business, and the adapting and executing on a new more efficient operating model. Further, our performance during such eight-month period was significantly affected by the various stringent operational restrictions in place at our re-opened gaming facilities, including measures reducing the offering of certain amenities (because such amenities must remain closed) and otherwise limiting the availability of certain offerings. In order to comply with the mandated and fluctuating health and safety measures, we deactivated a substantial number of gaming devices to maintain social distancing, substantially limited restaurant seating, substantially limited the number of customers permitted to be in a property at any time, and in some cases were required to re-close certain of our gaming facilities for parts of the eight-month period of operations.

The Compensation Committee followed a similar analysis with the four-month period where some or all of our operations were closed; and by contrast, our 2020 actual performance level four-months period of closure represented about 5% of the corresponding approved operating budget for such months. This achievement level represented far less than the 85% minimum funding threshold of the corresponding approved operating budget for such months. Through this analysis of our actual performance during fiscal year 2020 in each discrete time frame, the Compensation Committee concluded that actual results for the full fiscal year fell below the 85% minimum threshold solely as a result of the pandemic and the property closures, as our actual 2020 performance otherwise resulted in the achievement of approximately 99% of the approved operating budget for the eight months where the Company’s gaming facilities were open and operating.

From their evaluation of our actual performance during fiscal year 2020, the Compensation Committee then determined that it was appropriate to exercise its discretion in approving a 2020 short-term bonus payout award. The Compensation Committee considered the blended overall performance level for the combined 12-month period, based on a 99% performance level for eight out of twelve months and a zero performance level for four out of twelve months. Accordingly, the Compensation Committee approved a discretionary short-term bonus award for our Named Executive Officers at 66%, or the blended overall performance level, of their respective target bonus award amounts. The Compensation Committee determined that making such discretionary awards to our Named Executive Officers was appropriate, despite our actual 2020 performance level achievement being less than the performance threshold level of 85% under our initially approved short-term bonus plan, in light of the unprecedented circumstances requiring the closure of all of our gaming facilities for a portion of the year and in recognition of the extraordinary efforts of our leadership team in responding to the challenges of the pandemic while continuing to execute on our strategy and commitment to sustaining a more efficient and profitable operating model. The precise amount of each Named Executive Officer’s cash bonus is set forth in the “Bonus” column of the “Summary Compensation Table.”

Long-Term Equity Compensation.    We believe that the long-term compensation component should serve both as an incentive for achieving longer term company performance goals and as a retention tool for our executives. We also believe that stock price appreciation and stock ownership in the Company are valuable incentives to our executives and that the grant of equity awards to them serve to align their interests with the interests of our stockholders by encouraging them to manage the Company in its best long-term interests. Accordingly, the long-term compensation awards granted to our Named Executive Officers by the Compensation Committee are in the form of equity awards granted pursuant to the Company’s 2020 Stock Incentive Plan (“Stock Incentive Plan”), other than those granted in January 2020 under the Career Shares Program, which were granted pursuant the Company’s 2012 Stock Incentive Plan.

The Compensation Committee has the authority to determine, on a discretionary basis, whether to grant equity awards to our Named Executive Officers, as well as the amount, the type and the terms of such awards, based on the Named Executive Officer’s position within the Company. These equity awards consist of grants under our stock incentive plans in the form of RSUs and Performance Shares. RSUs, other than those granted under the Career Shares Program, which program is described below, promote the retention of our executives with a multi-year vesting schedule. Performance Shares provide reward opportunities for achieving sustained, multi-year performance goals as set by our Compensation Committee, and are also intended to promote retention and incentivize long-term strategic performance by balancing some of the risks of stock price volatility with long-term internal drivers of value. Each of these awards is ultimately denominated in shares of our common stock and, other than Career Shares, is designed to be earned over three years, thus providing a strong incentive to grow stockholder value. The Compensation Committee’s current practice is to approve long-term incentive equity awards to our Named Executive Officers comprised of grants of RSUs and Performance Shares, with an equity compensation award allocation mix, prior to fiscal year 2020 comprised of 40% RSUs and 60% Performance Shares. Our Compensation Committee continues to review our long-term compensation policy, in connection with the assessment of our overall compensation program, to determine whether modifications to the policy are warranted.

Long-Term Incentive Equity Awards For 2020

Typically, the Compensation Committee grants annual equity awards in the fourth quarter of the year. The Compensation Committee’s current policy is to make annual equity award grants, if at all, no earlier than the fifth business day following our release of earnings for the third quarter of each year but no later than December 15th of each year, excepting in the case of our non-employee directors, new hires or other special situations. In 2020, in light of the ongoing uncertainty with respect to the effect of the pandemic on our business, operations and results, the Compensation Committee determined to delay the grant of long-term incentive equity compensation for our Named Executive Officers from December 2020 to February 2021 in order to have more visibility with respect to the Company’s performance over the COVID resurgent holiday period. This delay would also allow the Compensation Committee further time and input to determine an appropriate combination of equity award types.

In February 2021, the Compensation Committee determined that a change in the equity award type allocation mix was appropriate given the ongoing pandemic-related uncertainty and its related effect on our operations, and approved a 50% - 50% target valuation split between RSUs and Performance Shares for the long-term incentive equity awards of our Named Executive Officers. At that time, the Compensation Committee also approved the delayed 2020 grant of RSU awards to each of our Named Executive Officers (the “Delayed 2020 RSU Grant”), representing 50% of their long-term equity incentive valuation target award. The long-term equity incentive valuation targets for our Named Executive Officers remained unchanged from the prior year and are as follows: for Mr. Smith $4,600,000; for each Mr. Boyd and Mr. Hirsberg $1,400,00; and for each Mr. Thompson and Mr. Bogich $1,000,000. The Delayed 2020 RSU Grant will fully vest in December 2023, consistent with our customary annual award vesting cycle for long-term incentive equity awards which are typically made in December of each year. The number of shares of common stock underlying these awards was based on a share price derived from a 20-day moving (volume weighted) average of the Company’s common stock, consistent with our past practice. The number of RSUs awarded to each of our Named Executive Officers as part of their Delayed 2020 RSU Grant is set forth in the following table:

Executive	Delayed 2020 RSU Grant
Williams S. Boyd	14,508
Keith E. Smith	47,668
Josh Hirsberg	14,508
Stephen S. Thompson	10,363
Theodore A. Bogich	10,363

Additionally, in February 2021, given the continuing challenges in creating meaningful multi-year performance metrics and forecasts due to the high level of uncertainty and volatility in our business resulting from the pandemic, the Compensation Committee determined to further delay and revisit the proposed 2020 grant of the Performance Shares component of our Named Executive Officers long-term equity incentive award. Currently, the Compensation Committee anticipates revisiting the making and details of such Performance Shares grant around July 2021.

In accordance with SEC requirements, the grant date value and number of such RSUs and Performance Shares awarded to each Named Executive Officer in 2021 representing delayed grants of 2020 long incentive equity compensation will be presented in the “Summary Compensation” and the “Grants of Plan-Based Awards Table” in next year’s proxy statement for our 2022 Annual Meeting of Stockholders.

2021 Special Equity Award

The Compensation Committee approved a special equity award grant of RSUs in February 2021 to our senior management team, including our Named Executive Officers, in recognition of the extraordinary efforts, leadership and accomplishment demonstrated during the pandemic impacted months of 2020, and which continue into fiscal year 2021. Our senior management teams not only orchestrated the shutdown of our entire business over a six-day period in March 2020, but successfully and safely reopened our properties, under fluctuating mandated health and safety measures, including substantial occupancy limitations, limited amenities, enhanced cleaning and safety protocols, and other restrictions. Further, the successful reopening of our gaming facilities was under a completely revised, and more efficient, operating model that is producing results that exceeded the prior year results during our reopening period of July through December. In addition, through this pandemic our senior leadership team has continued to prioritize supporting our team members, and such efforts have bolstered our unique company culture and reinforced employee morale during a time of severe operational disruption. Surveys conducted by the Company in late 2020 reflected job satisfaction ratings from our team members that were consistent with prior years despite 2020’s many challenges. The Compensation Committee also believes that retention is an important objective of our compensation program and that the loss of our key executive team members, particularly in the current environment, could disrupt the Company’s ongoing operational initiatives in response to the pandemic and executing on the Company’s recovery strategies. Accordingly, the special equity award of RSUs vest in equal annual installments over a three-year period, to retain and incentivize such executives, based on the critical nature of their roles in the Company’s response to the pandemic, sustaining a more efficient and profitable operating model into the future, and positioning our Company for the digital future of our industry. The award amounts were targeted at levels that the Compensation Committee believed would provide appropriate recognition and meaningful retention incentives for each individual. The number of shares of RSUs subject to the Special Equity Awards are shown in the table below:

Executive	Special Equity Award Number of RSUs
Williams S. Boyd	20,000
Keith E. Smith	70,000
Josh Hirsberg	20,000
Stephen S. Thompson	15,000
Theodore A. Bogich	15,000

2017 Performance Shares Vesting

In 2017, the Compensation Committee approved the award of Performance Shares to each of our Named Executive Officers. The three performance metrics associated with the Performance Shares granted in 2017 were (i) net revenue growth, (ii) EBITDA growth and (iii) customer service score, with each metric representing one-third of the total Performance Share award.

Despite the effect the pandemic had on financial results, the Compensation Committee made no adjustments to the performance metrics for Performance Shares vesting in 2020, and no adjustments have been made to the performance metrics for Performance Shares vesting in 2021 or 2022. As detailed below, the Compensation Committee determined that the Performance Shares were earned at approximately 33% of the target award level, in the aggregate, based on the achievement of the customer service score performance metric. For each of the other two performance metrics, our performance fell under the threshold performance level. For comparative purposes, the Compensation Committee reviewed December 2019 estimates of the anticipated achievement level for Performance Shares vesting in 2020, which pre-COVID-19 estimates anticipated performance at approximately 160% of target performance.

Net Revenue Growth:    The first metric, “net revenue growth,” is generally defined as the compound annual growth rate (or “CAGR”) of total revenue for all of the Company’s wholly owned properties excluding (i) promotional expenses and (ii) certain non-operations derived income or losses. Net revenue growth utilizes the final audited results for 2017 as the applicable baseline. For purposes of the 2017 Performance Shares, the applicable performance and payout scale were as follows:

	3 Year CAGR	Payout
Threshold	0.75%	50%
Target	1.50%	100%
Maximum	2.25%	200%

Note: Performance achievement between minimum (or threshold) and target and between target and maximum is prorated on a straight-line basis. Performance below threshold will result in no payout. Performance above maximum will payout at maximum payout.

Our actual performance over the measurement period was a CAGR of negative 3.54%. Because this CAGR failed to achieve the required threshold performance level, no award payout was earned by our Named Executive Officers under this criterion.

EBITDA Growth:    The second performance metric “EBITDA growth” is defined as the CAGR of EBITDA for all of the Company’s wholly owned properties less certain corporate expenses. EBITDA growth utilizes the final audited results for 2017 as the applicable baseline. For purposes of the 2017 Performance Shares, the applicable performance and payout scale were as follows:

	3 Year CAGR	Payout
Threshold	2.00%	50%
Target	3.50%	100%
Maximum	5.50%	200%

Note: Performance achievement between minimum (or threshold) and target and between target and maximum is prorated on a straight-line basis. Performance below threshold will result in no payout. Performance above maximum will payout at maximum payout (200%).

For our EBITDA Growth metric, our actual performance over the measurement period was a CAGR of EBITDA of 0.86%. Because this CAGR failed to achieve the required threshold performance level, no award payout was earned by our Named Executive Officers under this criterion.

Customer Service Score:    The third performance metric “Customer Service Score” is determined based on the simple blended three-year average score across the following customer categories: (i) overall satisfaction; (ii) intent to return; and (iii) intent to recommend. The customer survey was conducted by an independent third-party, utilizing a 6-point scale. For purposes of the 2017 Performance Shares, the performance and payout scale were as follows:

	3 Year Avg. Score	Payout
Threshold	5.30	50%
Target	5.35	100%
Maximum	5.40	200%

Note: Performance achievement between minimum (or threshold) and target and between target and maximum is prorated on a straight-line basis. Performance below threshold will result in no payout. Performance above maximum will payout at maximum payout.

For our Customer Service Score metric, our actual performance over the measurement period was 5.35, which equaled our target performance level. As a result, the Compensation Committee approved a payout of 100% of each of our Named Executive Officers’ target award opportunity attributable to this criterion.

Performance Share vesting for each of our Named Executive Officers, based on the Compensation Committee’s determination of the Company’s achievement of the specific performance metrics for the three-year period ended December 31, 2020, is reflected below in the “Option Exercises and Stock Vested Table.”

Career Shares Program

Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and to reward long-service executives. The Career Shares Program provides for the grant of RSUs (“Career RSUs”) under our Stock Incentive Plan to members of our senior management, including each of our Named Executive Officers. Each Career RSU is analogous to one share of restricted common stock, except that Career RSUs do not have voting rights and do not entitle the holder to receive dividends.

Under the Career Shares Program, a fixed percentage of each participant’s base salary is credited to his or her career shares account annually. Each January 2, or, if January 2 is not a business day, then the next business day,

Career RSUs are awarded to members of our Management Committee in an amount that equals 15% of such individual’s base salary, and to certain other members of our senior management in an amount that equals 10% of their individual base salaries, in each case, subject to adjustment by the Compensation Committee. Career RSUs granted pursuant to our Career Shares Program are awarded for service provided for the immediately preceding calendar year. The basis for the value of the awards is the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. Consistent with this policy and the Career Shares Program, on January 2, 2020 Career RSUs were granted to all of our currently serving Named Executive Officers, as well as to the other members of the Management Committee and our senior management team.

Payouts are made at retirement, at which time participants receive one share of our common stock for each vested Career RSU held in their respective career share account, less any applicable taxes. To receive any payout under the Career Shares Program, participants must be at least 55 years old and must have been continually employed by the Company for a minimum of 10 years. Retirement after 10 years of service will entitle a participant to fifty percent (50%) of his or her career shares account. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. The Compensation Committee may credit participants with additional years of service in its discretion. During 2020, the Compensation Committee did not utilize this discretion for any Named Executive Officer. Additionally, with respect to “specified employees” as defined in Internal Revenue Code section 409A, any payment of a Career RSU generally must be delayed for at least six months following the date of retirement.

In the event of a participant’s death or permanent disability, or following a change in control, the participant will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the participant’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable.

In addition, awards in a participant’s career share account can be applied towards satisfying our stock ownership guidelines discussed below.

Other Bonus Payments

In 2020, a special bonus in the amount of $250,000 was approved by the Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements, which were terminated by us in 2003. Mr. Boyd has received this special bonus payment each year since 2003.

Our Policy on Perquisites

We provide our Named Executive Officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives.

Certain executive officers, as designated by the Chief Executive Officer and pursuant to our internal policies, may use our corporate aircraft for personal travel on a limited basis. Such executive officers are imputed with income in an amount equivalent to the Standard Industry Fare Level rate, as defined in the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), for such use and are required to advance to us an amount sufficient to cover certain out-of-pocket costs directly attributed to such use. These out-of-pocket costs include crew lodging expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs.

The aggregate incremental cost for use of our corporate aircraft during 2020 that is attributable to any Named Executive Officer, net of amounts advanced to us by the applicable executive as discussed above, is reflected in the “Summary Compensation Table.” We determine the aggregate incremental cost based on estimated fuel expenses and maintenance expenses per flight hour. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the corporate aircraft.

We provide Mr. Boyd with use of a corporate car that is owned by the Company, and reflect the aggregate incremental cost attributable to such use during 2020 in the “Summary Compensation Table.” We determine the aggregate incremental cost for use of the corporate car by calculating the assumed annual lease value of the car, consistent with applicable Treasury Regulations, multiplied by the percentage of use that is estimated to be attributable to Mr. Boyd’s personal use.

In addition, we provide a country club membership for Mr. Boyd, which is used for both business and personal purposes. The amount of all unreimbursed costs related to this membership for 2020 is reported as other compensation for Mr. Boyd in the “Summary Compensation Table.”

Our employee and non-employee directors, along with certain members of our Management Committee, are eligible to participate in the Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. We also provide our Named Executive Officers with more life insurance coverage than is generally made available to our other employees. See the “Summary Compensation Table” for the amount of medical premiums or related reimbursements paid on behalf of participating Named Executive Officers during 2020 and for the amount of the applicable premiums paid for such additional life insurance coverage during 2020.

Our senior management members, including our Named Executive Officers, also are eligible to participate in our other benefit plans and programs on the same terms as other employees. These plans include our 401(k) plan and medical, vision and dental insurance. In addition, our senior management members and our non-employee directors are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees.

Stock Ownership Guidelines

As we noted above, we believe that ownership in the Company by our executive management team, including our Named Executive Officers, is an important incentivizing tool that fosters the management of the Company in its long-term best interests for the benefit of all of our stockholders. The Compensation Committee believes that our stock ownership guidelines, as they may be updated and revised from time to time, will continue to further the alignment between our executive team and stockholders. Pursuant to the current stock ownership guidelines, certain key executive officers, including our Named Executive Officers, are required to pursue ownership of an amount of our common stock based on a multiple of the participant’s base salary, as set forth in the following table:

Executive Tier	Multiple of Base Salary
Executive Chair of the Board of Directors	5x
Chief Executive Officer	5x
Chief Operating Officer	4x
All Other Members of Management Committee	3x
Certain Other Members of Senior Management	1x-2x

A participant’s stock ownership level can include shares of our common stock represented by RSUs, including Career RSUs and Performance Shares (which are included at an assumed target performance level). The stock ownership guidelines also contain a mechanism to facilitate each participant’s ongoing progress towards achievement of the established stock ownership levels. For any participant who does not then meet their established stock ownership level, the guidelines mandate that 50% of the net shares, after accounting for tax withholding and any option exercise payments, resulting from the exercise of stock options or the vesting or settlement of RSUs or Performance Shares must be retained by the executive until that individual has met his or her stock ownership level established by the guidelines.

Stock ownership guidelines are also applicable to the independent members of our board of directors. The director stock ownership guidelines provide that each independent member of the board of directors will be required to hold stock in the Company at least equal to five times (5x) the annual cash retainer received by such independent director. Each director shall have a three-year period, after joining the board of directors, in which to accumulate the required level of stock ownership. For purposes of the required stock ownership levels under the guidelines, any deferred shares or RSUs shall be included in such calculation; however, that at least 25% of the ownership goal must be achieved through direct ownership of shares, with a three year period to achieve such direct ownership, using a rolling average stock price. The director stock ownership guidelines, like those applicable to our executive officers, serve as an incentivizing tool for the independent members of the board of directors to strategically guide and manage the Company in its long-term best interests for the benefit of all of our stockholders.

As of the record date for our Annual Meeting, each of our Named Executive Officers and each member of the board of directors is in compliance with the applicable stock ownership guideline requirements.

Post-Termination Compensation

2000 MIP.    Our 2000 MIP contains a continuous employment requirement. In addition, certain provisions of our 2000 MIP are triggered in the event of a change in control or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period (regardless of whether it is a short-term or long-term incentive award). If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of separation of service from the Company; provided, however, that the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of separation of service from the Company and such other considerations as the Compensation Committee deems appropriate. For 2020, the only outstanding plan period under the 2000 MIP was for the short-term, annual incentive awards for 2020. There were no long-term cash incentive awards or award periods outstanding under the 2000 MIP during 2020.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (i) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (ii) the payment of an award for any other plan period (in which the participant is participating on the date of termination), reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant who has reached age 55 and has completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant’s employment is terminated without cause within 24 months after a corporate transaction or a change in control (each as defined in our Stock Incentive Plan and further discussed below), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and job security for management while protecting stockholder value in the event of a change in control.

CIC Plan.    In 2006, our Compensation Committee adopted our Change-in-Control Severance Plan (“CIC Plan”). We believe that it is important to protect key executives who helped build our Company and who will be important in continuing the Company’s success through a change in control or similar event. Further, we believe that the interests of stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits is intended to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the overall best interests of our stockholders.

Our Named Executive Officers participate in our CIC Plan, which provides severance benefits upon certain qualifying terminations. A “qualifying termination” includes involuntary termination without cause, voluntary termination due to a relocation in excess of 50 miles or certain reductions in compensation, among other events, within 24 months immediately following a change in control. Generally, a “change in control” is deemed to occur upon (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person who directly or indirectly controls, or is controlled by, or is under common control with, the Company or by members of the Boyd family) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, or (ii) a majority of the board of directors ceasing to be continuing directors at any time within a 36-month period due to contested elections.

CIC Plan benefits are determined based upon the relevant status of the participant as a Tier One Executive (our Chief Executive Officer and Executive Chairman of the Board of Directors), Tier Two Executive (members of our Management Committee, other than our Chief Executive Officer and Executive Chairman of the Board of Directors), or Tier Three Executive (certain other members of senior management, other than Management Committee members). Following the execution of a general release in a form generally acceptable to the Company that releases the Company and its affiliates from any and all claims the participant may have against them, among other things, the Company shall pay to the participant a lump-sum cash payment of:

•	any unpaid amounts owed to the participant, such as any unpaid base salary, accrued vacation pay (to the extent applicable), or unreimbursed business expenses;

•	a multiple of three, two and one for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively, of the participant’s:

○	annual salary in effect immediately prior to the occurrence of the change of control or, if greater, upon the occurrence of the qualifying termination; plus

○

then-current target short-term bonus opportunity in effect immediately prior to the change of control or, if greater, the average of the participant’s actual short-term bonus for the three fiscal years immediately prior to the change in control or, if greater, the participant’s target short-term bonus opportunity in effect upon the qualifying termination;

•	an amount equal to the greater of:

○	the participant’s then-current target short-term bonus opportunity established for the plan year in which the qualifying termination occurs; or

○	the participant’s target bonus opportunity in effect prior to the occurrence of the change in control,

in each case, adjusted on a pro rata basis based on the number of days the participant was actually employed during such plan year; and

•

the amount of monthly premiums that would have been paid by the Company on behalf of the participant under the Company’s health insurance plan, or COBRA (for a period of 36 months, 24 months and 12 months for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively), plus an additional amount such that the participant effectively receives such premiums on a tax-free basis.

In addition, under the CIC Plan, any outstanding equity-based long-term incentive awards granted, including but not limited to stock options, stock appreciation rights, restricted stock, RSUs and Performance Shares, will become immediately vested in full upon a qualifying termination (as discussed above).

If the sum of the amounts to be received by the participant under the CIC Plan, plus all other payments or benefits that the participant has received or has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, that combined amount will be decreased by the smallest amount that will eliminate any such parachute payment. However, for Tier One Executives and Tier Two Executives only, if the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount will not be decreased, but rather will be increased by an amount sufficient to provide the participant, after taking into account all applicable federal, state and local taxes, a net amount equal to the excise tax imposed on the combined amount (as increased by any applicable tax gross-up) by Section 4999 of the Internal Revenue Code.

We do not have individual written severance agreements with Named Executive Officers; however, we retain the discretion to negotiate individual arrangements as deemed appropriate.

Deferred Compensation Plan.    Our Named Executive Officers are eligible to participate in the Boyd Gaming Corporation Deferred Compensation Plan, effective as of January 1, 2005, as amended (“Deferred Compensation Plan”). Our Named Executive Officers may defer up to 80% of their base salary and up to 100% of their incentive compensation. We may make discretionary matching contributions or discretionary additions to a participant’s account; however, during 2020, we did not exercise such discretion. Upon a change in control (as defined in the Deferred Compensation Plan), the benefits under the Deferred Compensation Plan are immediately payable in a lump sum, subject to certain conditions and limitations set forth in Internal Revenue Code Section 409A and its related Treasury Regulations. In addition, upon termination of employment prior to the age of 55 or upon the participant’s death, benefits under the Deferred Compensation Plan are payable in a lump sum. Otherwise, upon termination of employment (including upon retirement), the participant may elect to have benefits paid in a lump sum or in periodic payments over a period of 5, 10 or 15 years; however, with respect to “specified employees” as defined in Internal Revenue Code Section 409A, any payment that is triggered by termination of employment must be delayed for at least six months following the date of termination. Prior to the Deferred Compensation Plan, we maintained a separate, prior deferred compensation plan, but that plan has been closed to new contributions from participants since the effective date of the Deferred Compensation Plan.

Equity Incentive Plans.    During 2020, the equity incentive plans in which our Named Executive Officers participated were our 2012 Stock Incentive Plan and our 2020 Stock Incentive Plan. Following our April 2020 annual meeting of stockholders, only our 2020 Stock Incentive Plan is available for granting new awards. Generally, except as our Compensation Committee may otherwise determine or in connection with a “long service” employee as discussed below, stock options granted under our equity incentive plans provide that, in the event of termination, the grantee may exercise the portion of the option award that was vested at the date of termination for a period of three months following termination, provided that if the termination is due to disability or death, the exercise period is twelve months.

Pursuant to the terms of our Stock Incentive Plans, our Compensation Committee has the authority, in connection with an actual or anticipated change in control or corporate transaction, to provide for the full or partial accelerated vesting and exercisability of outstanding unvested awards.

Under our Stock Incentive Plans, a “change in control” means a change in ownership or control of the Company effected through:

•

the direct or indirect acquisition of more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer which the majority of the board of directors do not recommend; or

•

a change in the composition of the board of directors over a period of up to 36 months such that a majority of the board members cease, by reason of one or more contested elections, to be comprised of continuing directors.

Pursuant to the terms of our Stock Incentive Plans, a “corporate transaction” means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	the complete liquidation or dissolution of the Company;

•

any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

•

an acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, but excluding an acquisition by the Company, by a Company-sponsored employee benefit plan or by members of the Boyd family or any transaction that the Compensation Committee deems is not a corporate transaction.

Pursuant to the form of our restricted stock unit agreement (“RSU Agreement”) for the Stock Incentive Plans, vesting ceases upon termination of continuous service (defined as employment) for any reason, including death or disability, except as described below. Any unvested RSUs held by the grantee following such termination will be deemed reconveyed to us. Also under our RSU Agreement, in the event of a change in control or corporate transaction (each as defined in the Stock Incentive Agreement), any outstanding award will automatically become fully vested. Notwithstanding the foregoing, in the event of a grantee’s Retirement (defined below), the grantee may be entitled to additional vesting with respect to RSUs. With respect to “specified employees” as defined in Internal Revenue Code Section 409A, any payout of an RSU that is considered deferred compensation and that is triggered by termination of employment generally must be delayed for at least six months following the date of termination. “Retirement” means separation from service (including as a result of death or disability), other than for Cause (as defined in the RSU Agreement), after reaching age 55 and having at least 10 years of service to the Company. All of our Named Executive Officers currently qualify as “long service” employees. However, these enhanced retirement provisions will not apply to RSUs that are granted within the six months preceding such employee’s date of separation of service from the Company. In the event of a Retirement, the grantee will be entitled to accelerated vesting as follows:

Age of Employee and Length of Service at Time of Retirement	Acceleration of Vesting for Unvested RSUs
55 years of age and 10-14 years of service	RSUs otherwise scheduled to vest within the 12 months following the date of Retirement shall fully accelerate

55 years of age and 15-19 years of service	RSUs otherwise scheduled to vest within the 24 months following the date of Retirement shall fully accelerate

55 years of age and 20 or more years of service	RSUs otherwise scheduled to vest within the 36 months following the date of Retirement shall fully accelerate

Pursuant to the form of our performance share unit agreement (“Performance Share Agreement”) under the Stock Incentive Plans, vesting ceases upon termination of continuous service (defined as employment) for any reason, except as described below. Any unvested units held by the grantee following such termination will be deemed reconveyed to us. Also under our Performance Share Agreement, in the event of a change in control or corporate transaction (as defined in the Stock Incentive Agreement), any outstanding award will automatically become fully vested assuming achievement of the applicable performance metrics at target, provided that such change in control or corporate transaction effective date occurs prior to the applicable award determination date. Notwithstanding the foregoing, in the event of a grantee’s Retirement, a portion or all of the aggregate outstanding Performance Share awards will automatically become fully vested assuming achievement of the applicable performance metrics at target, which will be determined in accordance with the following: the grantee shall be deemed to have provided service for the number of days within the performance period for which the grantee actually provided service, plus a credited number of days equal to 365 (after 10 years of service), 730 (after 15 years of service), and 1095 (after 20 years of service). The resulting number of days will be divided by the number of days in the performance period (with the resulting ratio never exceeding one), and the ratio will be multiplied by the number of shares that would be issued based on target performance. All of our Named Executive Officers currently qualify as “long service” employees. However, these enhanced Retirement provisions will not apply to Performance Shares that are granted within the six months preceding such employee’s date of separation of service from the Company.

Other Benefits.    From time to time, in recognition of the contribution of services provided to us, we may in our discretion offer additional compensation and benefits to our executive officers in connection with their retirement from the Company. During 2020, no such discretion was exercised with respect to our Named Executive Officers.

Succession Planning

Pursuant to the Company’s Corporate Governance Guidelines, all of the independent members of our board of directors are involved in the succession planning of the Company. Our independent directors participate annually in a review of the Company’s current succession plan. Historically, the Company has engaged, and we may engage in the future, independent consulting firms to assist and advise during this annual review, as well as on other matters related to succession planning.

In conjunction with its succession planning efforts, the Company regularly reviews its governance structure and considers strategies and opportunities to allow for leadership transitions while maintaining strategic, operational and cultural continuity. In January 2021, the board of directors, upon the review and unanimous recommendation of the Corporate Governance and Nominating Committee, implemented a portion of its succession planning strategy and modified the board’s leadership structure such that William S. Boyd and Marianne Boyd Johnson each became Co-Executive Chairs of the board of directors. Consistent with its succession planning philosophy, the board of directors believes that this change aligns the board’s governance structure with the Company’s strategic direction and long-term leadership planning.

Summary Compensation Table

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2018, 2019 and 2020 by each of our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(1)(3)	Stock Awards ($)(4)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(7)	All Other Compensation ($)(8)	Total ($)
William S. Boyd	2020	865,346	952,900(8)	159,746	—	—	59,315	2,037,307
Executive Chairman of	2019	1,065,000	250,000(8)	2,078,609	—	1,038,764	254,517	4,686,890
the Board of Directors	2018	1,065,000	250,000(8)	1,431,149	—	1,099,418	213,580	4,059,147

Keith E. Smith	2020	1,178,170	1,531,200	213,746	—	—	50,490	2,973,606
President and	2019	1,425,000	—	5,814,675	—	2,340,876	64,943	9,645,494
Chief Executive Officer	2018	1,325,000	—	4,285,381	—	2,159,717	36,500	7,806,598

Josh Hirsberg	2020	634,399	462,000	100,487	—	—	25,480	1,222,366
Executive Vice President, Treasurer	2019	670,000	—	1,778,106	—	687,889	25,117	3,161,112
and Chief Financial Officer	2018	620,000	—	1,179,784	—	606,351	23,322	2,429,456

Stephen S. Thompson	2020	566,428	371,250	90,000	—	—	4,733	1,032,411
Executive Vice President, Operations	2019	600,000	—	1,313,072	—	554,418	4,658	2,472,148
	2018	560,000	—	898,331	—	486,819	4,583	1,949,733

Theodore A. Bogich	2020	566,428	371,250	90,000	—	—	4,733	1,032,411
Executive Vice President, Operations	2019	600,000	—	1,307,449	—	554,418	4,658	2,466,525

(1)	Includes amounts deferred, to the extent of such individual’s participation, pursuant to our 401(k) Profit Sharing Plan and Trust and our Deferred Compensation Plan.
(2)

Reflects the salary rate actually paid to each of the Named Executive Officers during fiscal year 2020. As discussed further above in “Compensation Discussion & Analysis,” our Named Executive Officer accepted significant salary reductions in response to the financial impacts of the COVID-19 pandemic. The 2020 salary rates as originally approved by the Compensation Committee, were as follows: Mr. Boyd ($1,065,000), Mr. Smith ($1,450,000); Mr. Hirsberg ($700,000); Mr. Thompson ($625,000), and Mr. Bogich ($625,000). See “—Compensation Discussion and Analysis—Base Salary.”

(3)

For the year ended December 31, 2020, the Compensation Committee approved the payment of a discretionary short-term bonus under the 2000 MIP. For a discussion regarding the 2020 discretionary bonus payments, see “—Compensation Discussion and Analysis—Short-Term Bonus.”

(4)

Reflects the grant date fair value as determined in accordance with Accounting Standards Codification 718 (“ASC 718”) for the fiscal years ended December 31, 2018, 2019 and 2020, of awards to each of the Named Executive Officers granted in such years pursuant to our Stock Incentive Plan. The grant date fair value for awards is measured based on the fair market value of our common stock on the date of grant, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements under the caption “Stockholders’ Equity and Stock Incentive Plans,” for the fiscal years ended December 31, 2018, 2019, and 2020 included in our Annual Reports on Form 10-K filed with the SEC on, March 1, 2019, February 27, 2020, and March 1, 2021 respectively.

(5)

For fiscal year 2020, includes Career RSUs; and for other applicable fiscal years, includes RSUs (including Career RSUs) and Performance Shares. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. With respect to the Performances Shares, the amounts reported in the table assume that the performance metrics were all achieved at the target performance levels. Notwithstanding the foregoing, the RSUs and the Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”

(6)	Reflects the short-term cash bonus approved by the Compensation Committee under the 2000 MIP for the applicable fiscal year.
(7)	The amounts shown as “All Other Compensation” include the following perquisites and personal benefits:

Name	401(k) Contributions(A)	Life Insurance Premiums	Medical Reimbursements(B)	Use of Corporate Aircraft and Corporate Car(C)	Other Benefits(D)
William S. Boyd	$4,275	$602	$27,309	$20,964	$6,165
Keith E. Smith	4,275	602	19,739	25,874	—
Josh Hirsberg	4,275	602	20,603	—	—
Stephen S. Thompson	4,275	458	—	—	—
Theodore A. Bogich	4,275	458	—	—	—

(A)	Represents amounts we contributed pursuant to the 401(k) Profit Sharing Plan and Trust.
(B)	Represents our Medical Expense Reimbursement Plan, which includes plan premiums, company sponsored health care plan premiums and amounts received as reimbursements under this plan.
(C)

Represents the aggregate incremental cost to the Company for use of our corporate aircraft and, solely as it relates to Mr. Boyd, use of a corporate car. Of the total amounts reported for Mr. Boyd for 2020, $2,951 is attributable to the use of a corporate car.

(D)	Represents country club membership fees for Mr. Boyd.
(8)

Includes a special bonus in the amount of $250,000 that was approved by our Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that we terminated in December 2003.

Grants of Plan-Based Awards Table

The following table sets forth information regarding each grant of an award made under our incentive plans to our Named Executive Officers during the fiscal year ended December 31, 2020.

Name	Award Type	Grant Date	Date of Compensation Committee Action(3)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards—Number of Shares or Units			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William S. Boyd	Short-term bonus(1)	—	—	532,500	1,065,000	2,130,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/20	12/07/06	—	—	—	—	—	—	5,316	—	—	159,746

Keith E. Smith	Short-term bonus(1)	—	—	1,160,000	2,320,000	4,640,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/20	12/07/06	—	—	—	—	—	—	7,113	—	—	213,746

Josh Hirsberg	Short-term bonus(1)	—	—	350,000	700,000	1,400,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/20	12/07/06	—	—	—	—	—	—	3,344	—	—	100,487

Stephen S. Thompson	Short-term bonus(1)	—	—	281,250	562,500	1,125,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/20	12/07/06	—	—	—	—	—	—	2,995	—	—	90,000

Theodore A. Bogich	Short-term bonus(1)	—	—	281,250	562,500	1,125,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/20	12/07/06	—	—	—	—	—	—	2,995	—	—	90,000

(1)

Represents short-term (or annual) cash bonus for fiscal year 2020 under the 2000 MIP. The award amount is based upon our performance relative to the operating budget measured by our EBITDAR, as approved by the board of directors. “Threshold” represents achieving a performance level that is 85% of the target operating budget amount; “Target” represents achieving 100% of the target operating budget amount; and “Maximum” represents achieving 115% or more of the of the target operating budget amount.

(2)

Represents Career RSUs granted to the Named Executive Officers pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 55 years old and must have been continually employed by us for a minimum of 10 years. Retirement after 10 years of service will entitle a grantee to fifty percent (50%) of his or her Career RSUs. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. In the event of a grantee’s death or permanent disability, or following a change in control of the Company, the grantee will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the grantee’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable. See “—Compensation Discussion and Analysis—Career Shares Program.”

(3)

Our Compensation Committee has adopted a policy of providing for the automatic grant of Career RSUs on January 2 of each calendar year (or, if January 2 is not a business day, then the next business day) based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. For more information, see “—Compensation Discussion and Analysis—Career Shares Program.”

(4)	Represents the aggregate ASC 718 value of awards made in 2020.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding unexercised stock options and unvested stock awards for each of our Named Executive Officers outstanding as of December 31, 2020.

	Option Awards				Stock Awards†
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
William S. Boyd					20,826	(3)	893,852	15,619	(4)	670,367
					18,911	(5)	811,660	14,625	(7)	627,705
					19,500	(6)	836,940

Keith E. Smith	170,068	—	9.86	11/07/2023	66,939	(3)	2,873,022	50,205	(4)	2,154,777
	100,418	—	11.57	12/10/2024	37,150	(5)	1,594,478	48,051	(7)	2,062,349
	94,276	—	19.98	10/29/2025	64,068	(6)	2,749,799
	101,675	—	17.75	11/08/2026

Josh Hirsberg	25,510	—	5.22	11/08/2022	32,691	(2)	1,403,098	13,388	(4)	574,613
	32,000	—	9.86	11/07/2023	17,851	(3)	766,165	14,625	(7)	627,705
	23,431	—	11.57	12/10/2024	10,430	(5)	447,656
	21,549	—	19.98	10/29/2025	19,500	(6)	836,940
	23,924	—	17.75	11/08/2026

Stephen S. Thompson	11,962	—	17.75	11/08/2026	13,388	(3)	574,613	10,041	(4)	430,960
					8,374	(5)	359,412	10,446	(7)	448,342
					13,928	(6)	597,790

Theodore A. Bogich					11,549	(2)	495,683	10,041	(4)	430,960
					13,388	(3)	574,613	10,446	(7)	448,342
					8,224	(5)	352,974
					13,928	(6)	597,790

(†)	See also “—Option Exercises and Stock Vested Table” for a discussion of certain Performance Shares that vested based on performance for the three-year period ended December 31, 2020.
(1)

Pursuant to applicable SEC rules, represents the closing market price of our common stock on December 31, 2020, $42.92, multiplied by the aggregate number of Career RSUs, RSUs or Performance Shares, as applicable, held by the Named Executive Officer on such date.

(2)

Represents unvested Career RSUs granted to the Named Executive Officers pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. The Named Executive Officers whose Career RSUs were fully vested as of December 31, 2020 were Mr. Boyd, Mr. Smith, and Mr. Thompson. Additionally, as of December 31, 2020, Mr. Hirsberg was 50% vested and Mr. Bogich was 75% vested in each of his Career RSUs in accordance with the provisions of our Career Shares Program. The actual market value of our common stock, if any, ultimately received upon the grantee’s termination of service in connection with such Career RSUs can only be determined upon the occurrence of such termination. See “—Compensation Discussion and Analysis—Career Shares Program.”

(3)

Represents RSUs granted under our Stock Incentive Plan on December 5, 2018. Each RSU represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”

(4)

Represents Performance Shares granted under our Stock Incentive Plan on December 5, 2018. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. The amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”

(5)

Represents RSUs granted under the 2000 MIP on February 13, 2019. Each RSU represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”

(6)

Represents RSUs granted under our Stock Incentive Plan on December 5, 2019. Each RSU represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”

(7)

Represents Performance Shares granted under our Stock Incentive Plan on December 5, 2019. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. The amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”

Option Exercises and Stock Vested Table

The following table sets forth information regarding the exercise of stock options and the vesting of stock awards for each of our Named Executive Officers during the fiscal year ended December 31, 2020.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)(3)(4)
William S. Boyd	—	—	37,725	1,511,448
Keith E. Smith	215,618	5,191,783	111,286	4,558,597
Josh Hirsberg	—	—	25,285	1,035,094
Stephen S. Thompson	—	—	16,886	669,367
Theodore A. Bogich	11,962	258,882	16,137	646,868

(1)

For Career RSUs and/or RSUs, amounts in this column represent the number of Career RSUs and/or RSUs that vested during 2020 for the applicable Named Executive Officer, multiplied by the market price of the underlying shares of our common stock on the vesting date.

(2)

With respect to Performance Shares, on November 2, 2017, our Named Executive Officers were granted Performance Shares under our Stock Incentive Plan, with vesting based on the Compensation Committee’s determination of the Company’s achievement of specific performance metrics for the three-year period ended December 31, 2020. On March 1, 2021, the Compensation Committee determined that performance metrics for this period had been achieved at a level resulting in payout of approximately 33.34% of the target award. The value realized is calculated by multiplying $62.12, the closing market price on March 1, 2021, the determination date, by the total number of shares that vested for each Named Executive Officer. See “—Compensation Discussion and Analysis—Equity Compensation, Performance Shares Vesting.”

(3)

On November 2, 2020, RSUs granted to the Named Executive Officers under our Stock Incentive Plan on November 2, 2017 vested in full in accordance with the terms of their award agreements. Each RSU represents a contingent right to receive one share of our common stock. The value realized is calculated by multiplying the closing market price of our common stock on November 2, 2020, $31.50, the vesting date, by the total number of shares that vested.

(4)

Includes Career RSUs that were granted to the Named Executive Officers on January 2, 2020 pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time. Because Mr. Boyd, Mr. Smith, and Mr. Thompson were at least 55 years old and had been employed by us for at least 20 years as of the January 2, 2020 grant date, they were each immediately 100% vested in the Career RSUs granted. Since Mr. Hirshberg is at least 55 years old and had been employed by us for at least 10 years as of the January 2, 2020 grant date, he was immediately 50% vested in the Career RSUs granted. Similarly, because Mr. Bogich is at least 55 years old and had been employed by us for at least 15 years as of the January 2, 2020 grant date, he was immediately 75% vested in the Career RSUs granted. The value realized is $30.05, the closing market price on January 2, 2020, the grant (and vesting or partial vesting, as applicable) date, multiplied by the number of vested units. However, consistent with the terms of the Career Shares Program as described above, the Career RSUs of our Named Executive Officers will not convert into our common stock until the termination of each of their respective services with us. The value Mr. Boyd, Mr. Smith, Mr. Hirsberg, Mr. Thompson, and Mr. Bogich receive, if any, upon such conversion can only be determined at the time that each of their respective service with us terminates.

Non-Qualified Deferred Compensation Table

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under our Deferred Compensation Plan, our Named Executive Officers may defer up to 80% of their base salary and up to 100% of their incentive compensation. We may make discretionary matching contributions or discretionary additions to a participant’s account; however, during 2020, we did not exercise such discretion. For an explanation on a participant’s potential distributions, see “—Compensation Discussion and Analysis—Deferred Compensation Plan.” Our Deferred Compensation Plan is a self-directed investment program containing investment features and funds that are substantially similar to the Company’s 401(k) program. The following table sets forth amounts deferred under our Deferred Compensation Plan, including our predecessor plan, for the year ended December 31, 2020:

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
William S. Boyd	—	—	—
Keith E. Smith	—	147,735	868,832
Josh Hirsberg	—	—	—
Stephen S. Thompson	—	213,389	1,772,862
Theodore A. Bogich	57,942	75,067	1,285,927

Potential Payments upon Termination or Change in Control

Under the terms of our 2000 MIP, CIC Plan and our equity incentive plans, including the individual award agreements under our equity incentive plans, payments may be made to our Named Executive Officers upon their termination of employment or a change in control of the Company. See “—Compensation Discussion and Analysis—Post-Termination Compensation” for an explanation of the specific circumstances that would trigger payments under each plan. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our currently serving Named Executive Officers.

The following table sets forth the estimated payments that would be made to each of our Named Executive Officers upon voluntary termination, involuntary termination—not for cause, involuntary termination—for cause, a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2020 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $42.92 per share (the closing market price of our common stock on December 31, 2020, the last trading day in 2020);

•

For purposes of the short-term/annual awards under the 2000 MIP, (i) the Named Executive Officers have earned their target awards and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, and (ii) except as otherwise stated herein each Named Executive Officer has earned and is paid their target bonus, as applicable, under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options, RSUs, Performance Shares and Career RSUs held by the executives (treating as unvested those Performance Shares that vested and settled based on the Compensation Committee’s subsequent determination of 2020 performance) is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the particular plan (if not otherwise accelerated pursuant to the terms of the applicable award agreements, terms of the CIC Plan or pursuant to “long service” benefits);

•

The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of RSUs, Performance Shares and Career RSUs) are immediately resold at the assumed price per share of our common stock on the date of termination; and

•	Any vested Career RSUs held by the executives are immediately resold at the assumed price per share of our common stock on the date of termination.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination ($)	Involuntary Termination			Death or Permanent Disability ($)
		Not For Cause ($)	For Cause ($)	Change in Control ($)
William S. Boyd
CIC Plan	—	—	—	6,529,064	—
Short-term/Annual Bonus (2000 MIP)	1,065,000	1,065,000	1,065,000	1,065,000(1)	1,065,000
Unvested and Accelerated Awards Under Equity Incentive Plans	13,979,817	13,979,817	7,450,311	13,979,817	13,979,817
Total	15,044,817	15,044,817	8,515,311	21,573,880	15,044,817

Keith E. Smith
CIC Plan	—	—	—	11,442,610	—
Short-term/Annual Bonus (2000 MIP)	2,320,000	2,320,000	2,320,000	2,320,000(1)	2,320,000
Unvested and Accelerated Awards Under Equity Incentive Plans	28,315,354	28,315,354	8,192,956	28,315,354	28,315,354
Total	30,635,354	30,635,354	10,512,956	42,077,964	30,635,354

Josh Hirsberg
CIC Plan	—	—	—	2,673,834	—
Short-term/Annual Bonus (2000 MIP)	—	—	—	700,000(2)	700,000
Unvested and Accelerated Awards Under Equity Incentive Plans	5,168,813	5,168,813	1,403,098	8,274,976	5,168,813
Total	5,168,813	5,168,813	1,403,098	11,648,810	5,868,813

Stephen S. Thompson
CIC Plan	—	—	—	4,267,542	—
Short-term/Annual Bonus (2000 MIP)	562,500	562,500	562,500	562,500(1)	562,500
Unvested and Accelerated Awards Under Equity Incentive Plans	6,337,181	6,337,181	2,450,603	6,337,181	6,337,181
Total	6,899,681	6,899,681	3,013,103	11,167,223	6,899,681

Theodore A. Bogich
CIC Plan	—	—	—	4,468,850	—
Short-term/Annual Bonus (2000 MIP)	562,500	562,500	562,500	562,500(1)	562,500
Unvested and Accelerated Awards Under Equity Incentive Plans	5,367,189	5,367,189	1,487,049	5,862,872	5,367,189
Total	5,929,689	5,929,689	2,049,549	10,894,222	5,929,689

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)

Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.

Chief Executive Officer Pay Ratio

In 2020, the annual total compensation of Mr. Smith, our President and Chief Executive Officer, was $2,973,606, as reported in the Summary Compensation Table. Based on the methodology described below, we determined that the median employee in terms of total 2020 compensation of all Company employees (other than Mr. Smith) received an estimated $27,975 in annual total compensation for 2020. Therefore, the estimated ratio of 2020 total compensation of Mr. Smith to the median employee was 106 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

To identify our median employee and determine median employee compensation, we took the following steps:

•	We identified our employee population as of December 31, 2020, which consisted of approximately 14,278 full-time and part-time employees.

•

With respect to employees other than Mr. Smith, we used a “base salary” for 2020, which consisted of base cash salary for salaried employees and cash compensation paid at the applicable hourly rate, plus any applicable cash tip income reported, for non-salaried employees. We then identified the median employee whose compensation we believe best reflects the Company’s employees’ median 2020 compensation.

•

In accordance with SEC rules, we then determined the median employee’s 2020 total compensation ($27,975) using the approach required by the SEC when calculating our named executive officers’ compensation, as reported in the Summary Compensation Table. The median employee’s 2020 total compensation included all cash compensation and Company matching contributions to the employee’s 401(k) account.

The COVID-19 pandemic significantly and negatively impacted our business and operations during 2020. As a result of actions we took in response to the impacts of the COVID-19 pandemic, we experienced a meaningful decline in the number of individuals we employed on December 31, 2020 compared to December 31, 2019, as well as a decline in the median compensation of our employees. Additionally, as further discussed above in “Compensation Discussion & Analysis,” our Chief Executive Officer’s 2020 total compensation was also significantly negatively affected due to the impacts of the COVID-19 pandemic. As a result of these impacts to the compensation data used to determine our 2020 Chief Executive Officer Pay Ratio, the ratio is appreciably lower than ratios disclosed for prior years.

Director Compensation

Our customary director compensation program, which is applicable to our directors other than directors who are also our employees, has historically consisted of cash retainers, equity grants and eligibility for certain medical and health benefits. The cash retainer component of director compensation is established by the independent members of our board of directors, and includes an annual retainer applicable to all non-employee directors for service on our board of directors, in addition to retainers specifically established based on based on committee memberships, anticipated meeting frequency and committee chair or lead director positions held during the year, as summarized in the table below for 2020:

Annual retainer fees for service on the board of directors	$75,000
Additional annual retainer fees for service as Presiding Director	$25,000
Additional annual retainer fees for service as a member or chair of (with chair fees inclusive of fees for service as a member):

	Member	Chair
Audit Committee	$14,000	$29,000
Compensation Committee	$10,000	$20,000
Corporate Governance and Nominating Committee	$10,000	$15,000

The equity compensation component of non-employee director compensation consists of an annual award of RSUs valued at approximately $175,000, which are granted on the date of each annual meeting of our stockholders, are fully vested on grant, and are to be paid in shares of our common stock upon cessation of service on the board of directors. RSUs granted under this program do not contain voting rights and are not entitled to dividends.

Responses to COVID-19 Pandemic As discussed further above in “Compensation Discussion & Analysis,” during 2020, the Company took the several key actions with respect to the 2020 compensation of our Named Executive Officers as well as our non-employee directors in response to the severe impacts on our business and operations resulting from the COVID-19 pandemic. With respect to our non-employee directors’ compensation, the monthly cash retainer component was suspended for five months from April through August 2020. Additionally, given the uncertainty of our business operations and the then-existing closure status of all of our gaming facilities, the annual grant of the equity component of non-employee director compensation was deferred from the customary date of our 2020 Annual Stockholders Meeting, April 9, 2020, to September 15, 2020. No equity awards or other alternative compensation were granted to our non-employee directors to replace or compensate for the suspended cash retainer.

Director Compensation Table

The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our employees, during the fiscal year ended December 31, 2020.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Peter M. Thomas	84,000	188,147	14,435	286,582
Christine J. Spadafor	60,667	188,147	10,746	259,560
A. Randall Thoman	51,225	188,147	14,435	253,807
John R. Bailey	49,583	188,147	14,435	252,165
Paul W. Whetsell	49,583	188,147	14,435	252,165
Robert L. Boughner	43,750	188,147	14,435	246,332
Veronica J. Wilson	57,750	188,147	—	245,897
Richard E. Flaherty(6)	38,000	—	3,609	41,609

(1)

Excluded from this table are Marianne Boyd Johnson and William R. Boyd, each of whom serves as a member of our board of directors and also as our executive officers. Neither Ms. Johnson nor Mr. Boyd receives any compensation (including board or committee fees, equity awards or otherwise) for serving as a member of our board of directors, but they are compensated for serving as executive officers. For more information, see “Transactions with Related Persons.”

(2)

Represents the amount of cash compensation earned in 2020 for service on our board of directors and committees of our board of directors, as applicable. Includes amounts deferred, to the extent of such individual’s participation, pursuant to our Deferred Compensation Plan, which permits a participating director to defer up to 100% of his or her director fees.

(3)

These amounts reflect the grant date fair value, as determined in accordance with ASC 718 of awards pursuant to our Stock Incentive Plan. The grant date fair value for awards is measured based on the fair market value of our common stock on the date of grant, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in Note 11, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2021.

(4)

As discussed above, in lieu of our traditional annual grant date of our 2020 Annual Meeting, on September 15, 2020 we awarded each then serving non-employee director RSUs in the amount of 6,450 shares. As of December 31, 2020, our current non-employee directors had outstanding RSUs entitling them to the following number of shares of our common stock upon retirement from the board:

Name	Aggregate Number of Shares Underlying RSUs (#)
Veronica J. Wilson	121,829
Peter M. Thomas	121,829
Christine J. Spadafor	110,548
John R. Bailey	42,119
Paul W. Whetsell	42,119
Robert L. Boughner	24,458
A. Randall Thoman	6,450

(5)

Each of our non-employee directors is eligible to participate in our Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. The amounts represent amounts paid in the form of plan premiums and/or received as reimbursement under this plan for the fiscal year ended December 31, 2020. Ms. Wilson did not participate in the Medical Expense Reimbursement Plan in fiscal year 2020.

(6)

Dr. Richard E. Flaherty served as a director of the Company during a portion of our fiscal year 2020. Dr. Flaherty retired from the board of directors at the conclusion of his then-current term at the 2020 Annual Meeting of Stockholders.

BOARD COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates such report by reference, and such incorporated report shall not otherwise be deemed filed.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Peter M. Thomas, Chairman
Paul W. Whetsell
Veronica J. Wilson
Members, Compensation Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2020.

We have discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

A. Randall Thoman, Chairman
Christine J. Spadafor
Peter M. Thomas
Veronica J. Wilson
Members, Audit Committee

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1—Election of Directors

General

The authorized number of directors is currently fixed at eleven, as set by the board of directors pursuant to our Amended and Restated Bylaws. Following the recommendation of our Corporate Governance and Nominating Committee, the board of directors has nominated the eleven persons listed below to serve as directors for a one-year term beginning at the Annual Meeting.

Vacancies on our board of directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the board of directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the board of directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our board of directors may determine.

In voting for a director, each stockholder is entitled to cast one vote for each outstanding share of our common stock that they hold. Stockholders are not entitled to cumulate their votes for members of the board of directors. The eleven nominees who receive the greatest number of “FOR” votes will be elected to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees

The names of the director nominees, their ages as of the record date and certain other information about them are set forth below:

				Board Committee Membership
Name	Age	Position	Director Since	Audit Committee	Corporate Governance and Nominating Committee	Compensation Committee
John R. Bailey	60	Director	2015		✓
Robert L. Boughner	68	Director and Retired Executive Vice President and Chief Business Development Officer	1996
William R. Boyd	61	Vice President and Director	1992
William S. Boyd	89	Co-Executive Chair of the Board of Directors	1988
Marianne Boyd Johnson	62	Co-Executive Chair of the Board of Directors and Executive Vice President	1990
Keith E. Smith	60	President, Chief Executive Officer and Director	2005
Christine J. Spadafor	65	Director	2009	✓	Chair
A. Randall Thoman	69	Director	2019	Chair
Peter M. Thomas	71	Director	2004	✓	✓	Chair
Paul W. Whetsell	70	Director	2015			✓
Veronica J. Wilson	69	Director	2003	✓		✓

John R. Bailey has served as a director of the Company since January 2015. Mr. Bailey is managing partner of Bailey Kennedy, a Las Vegas law firm which he founded in 2001. Mr. Bailey has more than 35 years of legal experience, with a particular focus on business practices, commercial corporate litigation, healthcare law and gaming law. Mr. Bailey has served in board positions with a wide range of regulatory and community organizations over the last 15 years, including as Chairman of the Nevada State Athletic Commission, Chairman of the Nevada State Bar Moral Character and Fitness Committee, Chairman of the Governing Board of the Andre Agassi College Preparatory Academy, Member of the Southern Nevada District Court Review Commission, and a Director of the Council for a Better Nevada, the Las Vegas Global Economic Alliance, The Public Education Foundation and The Smith Center for the Performing Arts. He previously served on the board of directors of SHFL Entertainment, Inc., at the time a publicly traded company.

Robert L. Boughner has served as a director of the Company since April 1996. Mr. Boughner has served as a Senior Partner with Global Market Advisors, a leading international consulting firm serving the hospitality and gaming industries, since September 2016. Mr. Boughner has more than 25 years of senior management experience within the Company, serving most recently as Executive Vice President and Chief Business Development Officer from December 2012 until his retirement in August 2016. In that role, he oversaw the Company’s business development initiatives, as well as the acquisition and integration of various hotel and casino assets. Mr. Boughner serves on the board of directors of Southwest Gas Holdings, Inc. (NYSE: SWX), a publicly traded company, whose holdings consist of a publicly traded gas utility and a pipeline infrastructure company. Mr. Boughner is a member of the SWX audit committee and its nominating and corporate governance committee. He previously served on the board of directors of Bank of Nevada (NYSE: WAL) for 20 years. He is an advisor to various privately held companies. Mr. Boughner serves on the boards of various education and philanthropic organizations.

William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. He also serves as chairman of the Company’s corporate compliance committee and is a member of the Company’s diversity council. Prior to his current position, Mr. Boyd also held various administrative and operations positions within the Company since 1978. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, both of whom are directors and officers of the Company.

William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors since August 1988. Mr. Boyd has served in the role of our Executive Chairman of the Board of Directors of the Company since January 2008, and now serves as our Co-Executive Chair of the Board of Directors beginning in January 2021. Mr. Boyd previously held the position of Chief Executive Officer of the Company from August 1988 through December 2007. A co-founder of California Hotel and Casino, the predecessor of the Company and now one of its subsidiaries, Mr. Boyd has been a director of that company since its inception in 1973, and he has held several offices with that company, including having served as its President. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas. Mr. Boyd has served as Vice Chairman of the board of directors of the American Gaming Association and the President Emeritus of the National Center for Responsible Gaming. Mr. Boyd serves as Director Emeritus of Western Alliance Bancorporation, a publicly traded company. Mr. Boyd is the father of Marianne Boyd Johnson and William R. Boyd, both of whom are directors and officers of the Company.

Marianne Boyd Johnson has served as our Co-Executive Chair of the Board of Directors of the Company since January 2021, after having served as Vice Chair of the Board of Directors since February 2001. She has been a director since September 1990. Ms. Johnson has served as Executive Vice President of the Company since January 2008, a position which followed more than 10 years of service in the Company’s senior management and 15 years of service in various operations positions within the Company. She also serves as chief diversity officer of the Company. Ms. Johnson serves on the board of directors of Western Alliance Bancorporation, a publicly traded company, and is a member of its compensation committee and corporate governance committee. She is also director at large for Nevada Health and Bioscience Asset Corporation, a non-profit corporation. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, both of whom are directors and officers of the Company.

Keith E. Smith has been President and a director of the Company since April 2005, and he has served as Chief Executive Officer since January 2008. Prior to his current responsibilities, Mr. Smith held several positions in senior management since his joining the Company in September 1990, including serving as Chief Operating Officer. Mr. Smith served as a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2009 through 2014, and was appointed its Chairman from January 2012 through December 2014. Mr. Smith has served on the board of the Nevada Resort Association since 2005, including service as its Chairman from December 2008 until December 2012. Mr. Smith previously served on the board of directors of the American Gaming Association, including having served as its Chairman in 2010 and 2011, and on the board of directors of the Las Vegas Convention and Visitors Authority, including having served as its Vice Chairman from 2006 to 2011. Mr. Smith is currently a member of the board of directors of SkyWest, Inc., a publicly traded company, and serves on its audit committee and as chair of its compensation committee.

Christine J. Spadafor has served as a member of our board of directors since May 2009. Ms. Spadafor is the Chief Executive Officer of SpadaforClay Group, Inc., a Harvard Square management consulting firm specializing in strategy, operations, risk management, and governance initiatives, which she founded in 2004. Ms. Spadafor serves on the board of directors at Kindred at Home where she is the Chair of the Compliance and Quality Committee. Ms. Spadafor has served non-profit organizations in executive leadership capacities, and currently serves on three non-profit boards and is an advisor to others. Ms. Spadafor is a commentator on BBC World Service’s “Business Matters,” a lecturer in the Visiting Executive Program at Tuck School of Business at Dartmouth and at four Harvard graduate schools, and is a frequent speaker at seminars and meetings addressing “Women in Leadership” topics, including conferences sponsored by Harvard Medical School, Harvard T. H. Chan School of Public Health and Harvard Business School. In addition, she is a Distinguished Professor of Practice in the Master’s degree program at the Greenspun College of Urban Affairs in the School of Public Policy and Leadership at the University of Nevada, Las Vegas. In 2008, the American Bar Association (Direct Women) recognized her as one of the nation’s top 20 female attorneys with business expertise to serve on corporate boards.

A. Randall Thoman has served as a director of the Company since September 2019. Mr. Thoman is the principal of Thoman International, LLC, a business advisory and consulting firm, which he formed in 2009. Prior to his current responsibilities, Mr. Thoman held several positions at Deloitte & Touche LLP (“Deloitte”) during a more than 30-year career with the firm, including serving as a partner from 1991 until his retirement in 2009. For more than 15 years, Mr. Thoman served as the primary technical partner in Deloitte’s Las Vegas office, having responsibility for the technical interpretation and application of accounting principles and audit standards and the review of all reporting issues and financial statements for Nevada-based clients registered with the SEC. Mr. Thoman is currently a member of the board of directors of Southwest Gas Holdings, Inc., a publicly traded company, and serves as chair of its audit committee and is a member of its compensation committee. He previously served on the board of directors of SLS Las Vegas and SHFL Entertainment, Inc.

Peter M. Thomas has served as a director of the Company since April 2004. Prior to his joining the Company, Mr. Thomas held other directorships within the gaming industry. Mr. Thomas is the Managing Director of Thomas & Mack Co. LLC, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada and its predecessor, Valley Bank of Nevada, for nearly 13 years. Mr. Thomas has been a member of the board of directors of City National Bank since April 2003, which prior to its acquisition in November 2015 was publicly held. Mr. Thomas was a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from January 2003 to December 2008.

Paul W. Whetsell has served as a director of the Company since January 2015. From April 2015 until July 2017, Mr. Whetsell served as the Vice Chairman of Loews Hotels Holding Corporation, and for which Mr. Whetsell had also served as President and CEO since January 2012. From 2006 through the present, Mr. Whetsell has been the President and Chief Executive Officer of Capstar Hotel Company. He currently serves on the board of Hilton Grand Vacations, Inc., a publicly traded company, the Cystic Fibrosis Foundation, and the non-profit First Book. Mr. Whetsell had also served on the board of NVR, Inc., a publicly traded company, from 2007 until his retirement from that board in 2018. Mr. Whetsell was a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council, and previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

Veronica J. Wilson has served as a director of the Company since October 2003. From October 2015 until October 2017, Ms. Wilson served in the role of Executive Director of Hero School Initiatives, a non-profit organization that serves the homeless. From September 2000 until June 2014, Ms. Wilson served in leadership roles with the Blind Center of Nevada, an organization that assists people with visual impairments, including serving as President and Chief Executive Officer and later as its Executive Director. Prior to her service with the Blind Center of Nevada, Ms. Wilson had served for nearly 10 years as the Chief Executive Officer of JMJ Inc., the former operator of the Aladdin Hotel & Casino, where she had also served in the position of Chief Financial Officer. Ms. Wilson has served as a committee member on the Nevada State Rehabilitation Council, Chairman of the Aging and Disability Resource Center Advisory Board and a member of the Nevada Strategic Plan Accountability Committee. Ms. Wilson has held various senior management, controllership and financial accounting-related positions during her more than 30 years of experience in the gaming industry.

Meetings of the Board of Directors

The board of directors held a total of 9 meetings during 2020. The Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee held 11, 4 and 5 meetings during 2020, respectively. Each of our current directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholders meetings. Last year, all of the then current members of the board of directors attended the 2020 Annual Meeting of Stockholders.

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

Deloitte and Touche, LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company and California Hotel and Casino, our predecessor, since 1981, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2021.

In the event that the stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to stockholders for ratification.

A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2020 and 2019.

	2020	2019
Audit Fees(1)	$3,651,000	$3,733,000
Audit-Related Fees(2)	490,000	664,000
Tax Fees(3)	116,000	165,000
All Other Fees	—	—

Total	$4,257,000	$4,562,000

(1)

Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting, including professional services relating to our corporate transactions and debt offering.

(2)	Audit-related fees consist primarily of services provided in connection with our regulatory audits, consulting on technical accounting matters and certain other audit-related consultation services.
(3)

Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including services provided in connection with certain federal and state tax matters, cost segregation services, transaction support and Internal Revenue Service examination support services.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting. All services provided by Deloitte in fiscal year 2020 were in compliance with our policy relating to the pre-approval of services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT

OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans in effect at December 31, 2020.

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column(a))
Equity compensation plans approved by stockholders	3,706,666(1)	$14.07(2)	7,592,555(3)
Equity compensation plans not approved by stockholders	—	—	—

Total	3,706,666(1)	$14.07(2)	7,592,555(3)

(1)

Includes options to purchase shares outstanding under our 2012 Stock Incentive Plan. Also includes RSUs and Performance Shares outstanding under our 2020 Stock Incentive Plan, our 2012 Stock Incentive Plan and our 2002 Stock Incentive Plan.

(2)	Weighted Average Exercise Price does not include RSUs or Performance Shares outstanding under our Stock Incentive Plans, which are exercisable for zero consideration.
(3)

Consists of shares available for future issuance under our 2020 Stock Incentive Plan, which may also be issued as RSUs and Performance Shares under our 2000 MIP. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. With respect to our outstanding grants of Performance Shares, the amounts reported in the table above assume that the performance metrics will all be achieved at the target performance level, or one (1) share of our common stock for each Performance Share. If the performance metrics were all achieved at maximum performance, the Performance Shares awarded would be the maximum of two (2) shares of our common stock. Notwithstanding the foregoing, the RSUs and the Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. Additionally, certain Performance Shares have vested as of the record date based on Company performance during the year ended December 31, 2020. See “Compensation Discussion and Analysis—Equity Compensation, Performance Share Vesting.”

DELINQUENT SECTION 16(a) REPORTS;

TRANSACTIONS WITH RELATED PERSONS; POLICIES AND PROCEDURES REGARDING

TRANSACTIONS WITH RELATED PERSONS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during 2020 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were satisfied.

Transactions with Related Persons

Marianne Boyd Johnson and William R. Boyd are children of William S. Boyd, our Co-Executive Chair of the Board of Directors. Samuel J. Johnson, III is the stepson of Marianne Boyd Johnson, our Co-Executive Chair of the Board of Directors and Executive Vice President. During 2020, the base salary of each these officers was temporarily reduced as a part of the Company’s response to the significant negative impacts caused by the COVID-19 pandemic on our business and operations. Marianne Boyd Johnson received a base salary and cash bonus in the amount of $428,516 for fiscal year 2020 and is receiving a base salary in the amount of $294,000 for fiscal year 2021. William R. Boyd, a Vice President and member of the Company’s board of directors, received a base salary and cash bonus in the amount of $342,522 for fiscal year 2020 and is receiving a base salary in the amount of $265,000 for fiscal year 2021. Samuel J. Johnson, III, Vice President of Business Improvement with the Company, received a base salary and cash bonus in the amount of $208,650 for fiscal year 2020 and is receiving a base salary in the amount of $190,000 for fiscal year 2021. Marianne Boyd Johnson, William R. Boyd and Samuel J. Johnson, III are also eligible to earn cash bonuses in fiscal year 2021.

Policies and Procedures Regarding Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our team members, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.boydgaming.com, a conflict of interest arises when personal interests interfere, or could reasonably interfere as viewed by an objective third-party, with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our team members are to disclose any potential conflicts of interest to the Chief Executive Officer or his designees, who will advise the team member as to whether or not the Company believes a conflict of interest exists. Team members are also to disclose potential conflicts of interest involving their respective spouses, domestic partners, parents/stepparents, children/stepchildren, siblings/stepsiblings, grandparents, grandchildren, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law as well as adoptive relationships and others who share the same household. Non-employee directors are also to discuss any concerns with the Chairman of the Corporate Governance and Nominating Committee or our General Counsel.

Each year, we require our director nominees and executive officers to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest that exceeds $120,000. We also require that directors and executive officers promptly notify us of any changes during the course of the year to the information provided in the annual questionnaire.

Our Audit Committee, pursuant to its charter, has responsibility for reviewing and approving certain related person transactions, as provided in the charter. In addition, the board of directors annually determines the independence of directors based on a review by the directors and the Corporate Governance and Nominating Committee.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

STOCKHOLDER PROPOSALS; OTHER MATTERS

Stockholder Proposals

Our stockholders may submit proposals for inclusion in our proxy statement on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at our 2022 Annual Meeting of Stockholders and included in the board of directors’ proxy statement and form of proxy for that meeting must be received no later than November 25, 2021 at the following address:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Corporate Secretary

Consistent with the Company’s bylaws, notice of any proposal that a stockholder intends to present at the 2022 Annual Meeting of Stockholders, but does not intend to have included in the board of directors’ proxy statement and form of proxy for that meeting, must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed our proxy materials for this year’s Annual Meeting of Stockholders (i.e., not earlier than January 9, 2022 and not later than February 8, 2022), after which the notice is untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. If the date of the 2022 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting, the aforementioned deadlines for stockholder proposals will be adjusted consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s bylaws.

Our Amended and Restated Bylaws allow stockholders to nominate director candidates pursuant to “proxy access” and “advance notice” provisions. Our Amended and Restated Bylaws provide a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of the board of directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Amended and Restated Bylaws. In addition, any stockholder may make director nominations pursuant to the advance notice provisions of the Amended and Restated Bylaws that the stockholder intends to present at the 2022 Annual Meeting of Stockholders, but does not intend to have included in the board of directors’ proxy statement and form of proxy for that meeting.

Regardless of the method chosen by a stockholder to nominate a candidate for election to the board of directors, under our Amended and Restated Bylaws, compliant notice of director nominations must be received by the Company, Attention: Corporate Secretary, at our principal offices, no later than 60 days prior to the date of the 2022 Annual Meeting of Stockholders, and such notice must meet the eligibility, procedural, disclosure and other requirements set forth in the Amended and Restated Bylaws.

Other Matters

The board of directors currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies will be voted in respect thereof as the proxy holders deem advisable.

Important Information Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “pursue,” “intend,” “plan,” “seek,” “should,” “assume,” and “continue,” as well as variations of such words and similar expressions referring to the future. Forward-looking statements in this proxy statement include, but are not limited to, statements regarding the Compensation Committee’s anticipation of revisiting the making of grants of Performance Shares to our Named Executive Officers in July 2021.

All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements in this proxy statement are made only as of the date of this proxy statement, based on information available to us as of the date of this proxy statement, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, which could cause actual results to differ materially from those suggested by the forward-looking statements. If any of those risks and uncertainties were to materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” and in our Annual Report on Form 10-K and in our other current and periodic reports filed from time to time with the SEC.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 6, 2021.

This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC has been provided to our stockholders together with this proxy statement and will be provided to a stockholder, with exhibits, without charge upon written request to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, (702) 792-7200, Attn: David Strow, Vice President Corporate Communications.

BOYD GAMING CORPORATION 3883 HOWARD HUGHES PARKWAY, NINTH FLOOR LAS VEGAS, NV 89169 ATTN: DAVID STROW, VICE PRESIDENT CORPORATE COMMUNICATIONS
VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BYD2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38087-P50045	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOYD GAMING CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

1.	To elect eleven members to our Board of Directors to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.
	Nominees:
	01)	John R. Bailey	07)	Christine J. Spadafor
	02)	Robert L. Boughner	08)	A. Randall Thoman
	03)	William R. Boyd	09)	Peter M. Thomas
	04)	William S. Boyd	10)	Paul W. Whetsell
	05)	Marianne Boyd Johnson	11)	Veronica J. Wilson
	06)	Keith E. Smith

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at

www.proxyvote.com.

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D38088-P50045

BOYD GAMING CORPORATION

Annual Meeting of Stockholders

May 6, 2021 at 1:00 PM (Pacific Daylight Time)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BOYD GAMING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:00 PM PDT on May 6, 2021, virtually at www.virtualshareholdermeeting.com/BYD2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side